Exhibit 10.5

MEZZANINE LOAN AGREEMENT

Dated as of August 10, 2023

by and among

BADF 953 DEAN STREET LENDER LLC,

as Administrative Agent
c/o Aviv Arava Management LLC

123 5th Avenue, 4th Floor

New York, New York 10003

(“Administrative Agent”),

the lenders party hereto

(the “Lenders”),

and

DEAN MEMBER LLC

4611 12th Avenue, Suite 1L

Brooklyn, New York 11219

(“Borrower”)

Prepared by:

Donovan LLP 152 Madison Avenue, 14th Floor New York, New York 10016

MEZZANINE LOAN AGREEMENT (the “Agreement”), dated as of the 10th day of August, 2023 by and among BADF 953 DEAN STREET LENDER LLC, as Administrative Agent for the Lenders hereinafter defined, having an office c/o Aviv Arava Management LLC, 123 5th Avenue, 4th Floor, New York, New York 10003 (together with its successors and assigns, “Administrative Agent”), the lenders party hereto (together with their respective assigns, the “Lenders”; each a “Lender”), and DEAN MEMBER LLC, a Delaware limited liability company, having an office at 4611 12th Avenue, Suite 1L, Brooklyn, New York 11219 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower is the legal and beneficial owner of 100% of the issued and outstanding limited liability company interests (the “Collateral”) in Dean Owner LLC, a Delaware limited liability company (the “Senior Borrower”); and

WHEREAS, Senior Borrower is the owner of a certain parcel of real property located at 953 Dean Street, Brooklyn, New York (the “Property”) and more particularly described in Schedule A attached hereto, together with all Improvements presently thereon, and all appurtenances thereto; and

WHEREAS, the Lenders have agreed to lend to Borrower the principal sum of up to $8,000,000.00; and

WHEREAS, Administrative Agent and the Lenders have advised Borrower that, subject to the terms of this Agreement and the various documents to be executed in connection herewith, and based upon the representations, warranties, covenants and undertakings of Borrower herein contained, Administrative Agent and the Lenders are willing to make the Loan to Borrower on the terms and conditions set forth herein.

WHEREAS, this Agreement pertains to the advances of the Loan.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt whereof is hereby acknowledged, Administrative Agent, the Lenders and Borrower hereby agree as follows:

PARTICULAR TERMS; DEFINITIONS

For all purposes of this Agreement, the following terms, except as otherwise expressly provided or unless the context requires otherwise, shall have the respective meanings hereinafter specified, such definitions to be applicable equally to the singular and plural forms of such terms:

“421-a Requirements” means any and all rules, regulations, requirements, restrictions, means, methods, filings and the like with respect to the 421-a Tax Exemption Program, including, without limitation, any required timelines and deadlines required to comply with the 421-a Tax Exemption Program.

“421-a Tax Benefits” means the real estate tax exemption benefits for the Premises arising under Section 421-a of the New York Real Property Tax Law pursuant to the 421-a Tax Exemption Program.

“421-a Tax Exemption Program” means the partial tax exemption program known as the Affordable New York Housing Program under Section 421-a of the New York Real Property Tax Law pursuant to which the Premises will receive a partial real estate tax exemption during the construction of the Improvements and a thirty five (35) year post-construction partial tax exemption upon Senior Borrower’s satisfaction of the conditions of said Section and the rules and regulations promulgated thereunder, as more particularly described in the appraisal dated April 26, 2023 prepared by Newmark Valuation & Advisory as Job No. 23-0183036.

“Acquisition Loan”: That certain loan in the principal amount of $36,985,000.00 made by the Senior Lenders to Senior Borrower to refinance the existing mortgage loan encumbering the Premises.

“Acquisition Loan Assignment of Leases”: That certain Acquisition Loan Assignment of Leases and Rents, dated the date hereof, made by Senior Borrower to Senior Administrative Agent and any future amendments, modifications or supplements thereto.

“Acquisition Loan Mortgage”: That certain Consolidation, Modification, Extension and Spreader Agreement (Acquisition Loan Mortgage), dated the date hereof, made by and between Senior Borrower and Senior Administrative Agent in the principal amount of the Acquisition Loan, encumbering the Premises as a first mortgage lien and securing repayment of the Acquisition Loan, and any future amendments, modifications or supplements thereto.

“Acquisition Loan Notes”: The Amended and Restated Acquisition Loan Notes given by Senior Borrower to the Senior Lenders in the aggregate principal amount of the Acquisition Loan, and any future amendments, modifications or supplements thereto.

“Administrative Agent”: BADF 953 Dean Street Lender LLC and its successors and assigns.

“Administrative Agent’s Counsel”: Donovan LLP.

“Administrative Agent’s Counsel Fees”: All reasonable fees and disbursements of Administrative Agent’s Counsel.

“Administrative Agent’s Engineer”: means GRS Group.

“Administrative Agent’s Engineer Fees”: All reasonable fees and disbursements of Administrative Agent’s Engineer.

“Administrative Agent’s Notice Address”: The following address of Administrative Agent:

BADF 953 Dean Street Lender LLC as Administrative Agent c/o Aviv Arava Management LLC 123 5th Avenue, 4th Floor New York, New York 10003 Attention: Ben Harlev

with a copy to:

Donovan LLP 152 Madison Avenue, 14th Floor New York, New York 10016 Attention: Nicholas T. Donovan, Esq.

“Administrative Fee”: $12,000.00 per annum, payable in advance, by Borrower to Administrative Agent for its sole benefit, on the date hereof and on each anniversary of the date hereof until the final loan draw has been made under the Building Loan and/or Project Loan, whichever is later, it being agreed that the Administrative Fee for each extension period (if applicable) shall be $6,000.00.

“Affiliate”: As to any person or entity, any other person or entity which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person or entity. For purposes of this definition, control of a person or entity shall mean the power, direct or indirect, (i) to vote 20% or more of the securities or other interests having ordinary voting power for the election of directors or other managing persons thereof or (ii) to direct or cause the direction of the management and policies of such person or entity, whether by contract or otherwise.

“Affiliate Fees”: Any development or administrative fees, or other fees or amounts, payable to any Affiliate of Borrower.

“Architect’s Contract”: The contract between Jacob Schwimmer and Clipper Equity, on behalf of Senior Borrower, and Borrower’s Architect in connection with the construction of the Improvements, dated as of November 23, 2021, which contract shall be satisfactory in all respects to Administrative Agent (Administrative Agent hereby confirming that it has approved same).

“Assignment of Contracts”: That certain Assignment of Contracts, Permits, Plans and Approvals, dated the date hereof, from Senior Borrower to Senior Administrative Agent, and any future amendments, modifications or supplements thereto.

“Assignment of Management, Maintenance, Service, Operating, Brokerage and Leasing Agreements”: That certain Assignment of Management, Maintenance, Service, Operating, Brokerage and Leasing Agreements, dated the date hereof, from Senior Borrower to Senior Administrative Agent, and any future amendments, modifications or supplements thereto.

“Bad Acts Guaranty”: That certain Bad Acts Guaranty, dated the date hereof, given by Guarantor to Administrative Agent, and any future amendments, modifications or supplements thereto.

“Borrower”: Dean Member LLC, a Delaware limited liability company, and its successors and/or assigns.

“Borrower’s Architect”: means J Frankl Architects or any architect engaged by Senior Borrower and/or Borrower with the prior written consent of Administrative Agent.

“Borrower’s Notice Address”: The following address of Borrower:

Dean Member LLC 4611 12th Avenue, Suite 1L Brooklyn, New York 11219 Attention: David Bistricer

with a copy to:

Blaivas & Associates PC 1430 Broadway, Suite 1603 New York, New York 10018 Attention: David Blaivas, Esq.

“Budget”: The budget attached hereto as Schedule B or the last of any budgets hereafter approved in writing by Administrative Agent.

“Building Loan”: That certain loan in the maximum principal amount of up to $62,410,562.00 made by the Senior Lenders to Senior Borrower to finance other expenses of Borrower pursuant to the Building Loan Agreement, which Building Loan is evidenced by the Building Loan Note and secured by, among other things, the Building Loan Mortgage.

“Building Loan Agreement”: That certain Building Loan Agreement by and between Senior Borrower and Senior Administrative Agent, dated the date hereof, and any future amendments, modifications or supplements thereto.

“Building Loan Assignment of Leases”: That certain Building Loan Assignment of Leases and Rents, dated the date hereof, from Senior Borrower to Senior Administrative Agent, and any future amendments, modifications or supplements thereto.

“Building Loan Costs”: Those costs described in Schedule B or the last of any such schedule of building loan costs hereafter approved by Senior Lender, which Senior Borrower represents to Lender are items constituting costs of the Improvements as contemplated by Section 22 of the New York Lien Law.

“Building Loan Mortgage”: That certain Building Loan Mortgage and Security Agreement, dated the date hereof, from Senior Borrower to Senior Administrative Agent in the principal amount of the Building Loan, encumbering the Premises as a second mortgage lien (subject only to the Acquisition Loan Mortgage) and securing repayment of the Building Loan, and any future amendments, modifications or supplements thereto.

“Building Loan Notes”: The Building Loan Notes, given by Senior Borrower to the Senior Lenders in the aggregate principal amount of the Building Loan, and any future amendments, modifications or supplements thereto.

“Change Order”: Any amendment or modification to the Plans, the General Contract or any Subcontract.

“Commitment Fee”: $110,000.00.

“Committed Amount”: With respect to each Lender, the amount set forth on Schedule C with respect to such Lender under the heading “Committed Amount.”

“Completion Date”: November 10, 2025, as the same may be extended as a result of Force Majeure, but in no event later than the required completion date mandated by the 421-a Tax Exemption Program.

“Credit Agreement”: That certain Credit Agreement, dated as of the date hereof, by and among Senior Borrower, Senior Administrative Agent and the Senior Lenders party thereto from time to time.

“Environmental Indemnification Agreement”: That certain Environmental Indemnification Agreement, dated the date hereof, made by Borrower and Guarantor in favor of Administrative Agent, and any future amendments, modifications or supplements thereto.

“Equity Contribution”: Borrower’s obligation to contribute not less than $41,304,443.00 in equity towards the prior acquisition of the Premises and the construction of the Improvements, which contribution shall not include any payments made in respect of Affiliate Fees.

“Event of Default”: As defined in Section 4.1 hereof.

“Exit Fee” has the meaning set forth in the Note.

“Financial Statements”: The financial statements of Borrower and Guarantor.

“Force Majeure”: Delays in construction of the Improvements caused by or attributable to acts of God, strikes, unusual weather conditions, labor slowdowns, shutdowns of construction at the Premises mandated by a Governmental Authority as a result of a pandemic, inability to obtain required utility services, governmental restrictions, inability to obtain labor and/or materials after reasonable efforts at reasonable costs (other than any delay resulting from or otherwise attributable to the failure of Senior Borrower and/or Borrower (other than as a result of Force Majeure) to obtain, maintain or renew any authorization, certificate, permit or approval from any Governmental Authority or Local Authority necessary to construct, occupy or operate the Premises or any part thereof, including, without limitation, any and all building permits)) not to exceed one hundred twenty (120) days in the aggregate for all Force Majeure events (but in no event whatsoever shall the Completion Date be extended beyond the required completion date for the Improvements mandated by the 421-a Tax Exemption Program), and further provided however that the occurrence of any Force Majeure event shall not cause interest not to accrue under the Note or extend the Maturity Date.

“FRESH Benefits”: The zoning floor area benefits for the Premises that would be achieved upon Borrower’s compliance with the FRESH Program, expected to be approximately 7,150 square feet of additional zoning floor area.

“FRESH Program”: The Food Retail Expansion to Support Health program managed by the New York City Department of City Planning and the City Planning Commission, which program provides additional development rights for a project that complies with the program.

“General Contract”: The agreement between Senior Borrower and the General Contractor relating to the construction of the Improvements, dated as of December 30, 2021, (Administrative Agent hereby confirms that it has approved the same).

“General Contractor”: Twin Group Associates Inc., a general contractor who is licensed in the State of New York, and who has been approved by Administrative Agent.

“Governmental Authority”: The United States, the State in which the Premises are located and any political subdivision thereof, and any agency, department, commission, board, bureau or instrumentality of any of them.

“Guaranties”: Collectively, (i) the Guaranty of Payment, (ii) the Guaranty of Completion, (iii) the Guaranty of Interest and Expenses, and (iv) the Bad Acts Guaranty, and any future amendments, modifications or supplements thereto.

“Guarantor”: means Clipper Realty Inc., a Maryland corporation.

“Guarantor’s Notice Addresses”: The following address of Guarantor:

Clipper Realty Inc. 4611 12th Avenue, Suite 1L Brooklyn, New York 11219 Attention: David Bistricer

with a copy to:

Blaivas & Associates, P.C. 1430 Broadway, Suite 1603 New York, New York 10018 Attention: David Blaivas, Esq.

“Guaranty of Completion”: That certain Guaranty of Completion, dated the date hereof, given by Guarantor to Administrative Agent, and any future amendments, modifications or supplements thereto.

“Guaranty of Interest and Expenses”: That certain Guaranty of Interest and Expenses, dated the date hereof, given by Guarantor to Administrative Agent, and any future amendments, modifications or supplements thereto.

“Guaranty of Payment”: That certain Guaranty of Payment, dated the date hereof, given by Guarantor to Administrative Agent, and any future amendments, modifications or supplements thereto.

“Hazardous Material”: As defined in the Environmental Indemnification Agreement.

“HPD”: The New York City Department of Housing Preservation and Development.

“Improvements”: Site improvements on the Land, including, but not limited to, the construction of a 246,768 gross square foot mixed-use building comprised of 240 residential apartments 9,319 square feet of commercial space, and 84 parking spaces together with such facilities, amenities and other items as are set forth in the Plans or that may be required by Administrative Agent, any Local Authority or other Governmental Authority or local law, all of which must be constructed in accordance with the Plans.

“Indebtedness”: As to any person or entity, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such person or entity and, without duplication, all drafts drawn thereunder to the extent such person or entity shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (v) all liabilities secured by any mortgage, pledge, lien or other security interest on any property owned by such person or entity even though such person or entity has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory liens arising in the ordinary course of business), (vi) liabilities under interest rate hedge agreements and other interest rate protection products and (vii) contingent obligations or liabilities.

“Initial Closing”: The time of execution and delivery hereof by Borrower, Lenders and Administrative Agent.

“Intercreditor Agreement”: That certain Intercreditor Agreement, dated as of the date hereof, by and among the Administrative Agent and the Senior Lender with respect to the relative interests of the Lender and the Senior Lender.

“Land”: That certain parcel of land located at 953 Dean Street, Brooklyn, New York, designated as Block 1134, Lot 96 f/k/a old lots 2, 11, 12, 96 and 97 on the Tax Map of the City of New York, and more particularly described in Schedule A attached hereto and made a part hereof.

“Lender’s Notice Address”: The following address of Lender:

BADF 953 Dean Street Lender LLC as Administrative Agent c/o Aviv Arava Management LLC 123 5th Avenue, 4th Floor New York, New York 10003 Attention: Ben Harlev

with a copy to:

Donovan LLP 152 Madison Avenue, 14th Floor New York, New York 10016 Attention: Nicholas T. Donovan, Esq.

“Loan”: principal of up to $8,000,000.00, together with all interest which shall accrue and be accruing hereunder, compounded monthly, together with interest on unpaid interest at the then applicable interest rate hereunder.

“Loan Documents”: This Agreement, the Note, the Pledge and Security Agreement, the Guaranty of Completion, the Guaranty of Payment, the Guaranty of Interest and Expenses, the Bad Acts Guaranty, the Environmental Indemnification Agreement, UCC-1 financing statements and any other documents now or hereafter required to be executed or delivered in connection with the Loan pertaining to the Collateral and any other documents now or hereafter required to be executed or delivered in connection with the Loan, the construction of the Improvements or pertaining to the Premises.

“Local Authority”: Any Governmental Authority which exercises jurisdiction over the Premises or construction thereon.

“Major Subcontract”: Any Subcontract in an amount equal to or exceeding $1,000,000.00.

“Major Subcontractor”: Any contractor, subcontractor, trade contractor, materialmen, vendor or supply contractor party to a Major Subcontract.

“Material Adverse Effect”: means a material adverse effect, as determined by the Administrative Agent in its reasonable judgment and discretion, in (a) the financial condition and/or operations of (i) the Premises and/or the Collateral, (ii) Borrower, or (iii) the Senior Borrower, which, in each case, would be reasonably expected to materially and adversely affect Borrower’s ability to pay and perform its obligations under the Loan Documents; or (b) the appraised value of the Premises as set forth in a current appraisal; or (c) the status of title to, or the lien of the Pledge and Security Agreement upon, the Collateral.

“Minimum Interest”: with respect to any repayment or prepayment of the Principal Amount in its entirety, whether at the Maturity Date or otherwise (including upon acceleration of the Loan following an Event of Default), an amount equal to $1,927,453.00, minus interest, if any, at the interest rate set forth in the Note (but not at the Default Rate) previously paid by Borrower on the Loan.

“Note”: The Mezzanine Loan Note given by Borrower to the Lenders in the aggregate principal amount of the Loan, and any future amendments, modifications or supplements thereto.

“NYCEDC”: means New York City Economic Development Corporation.

“NYCIDA”: means New York City Industrial Development Agency.

“Operating Agreement”: The Operating Agreement of Borrower dated as of August 10, 2023.

“Permitted Change”: Any change in any fact, circumstance, condition, representation or warranty over time or during the construction of the Improvements the existence of which does not constitute after the passage of any applicable notice, grace or cure period, if any, an Event of Default hereunder or under any other Loan Document.

“Permitted Encumbrances”: shall mean (i) the liens created by the Loan Documents and against the Collateral, (ii) the liens created by the Senior Loan Documents as against the Premises, (iii) all liens and other matters disclosed in the title insurance policy insuring the Lien of the Senior Loan Documents, (iv) all liens and other matters disclosed in the UCC Insurance Policy insuring the Lien of the Pledge and Security Agreement securing the Collateral, (v) liens, if any, for Taxes or other charges not yet due and payable and not delinquent, (vi) any workers’, mechanics’ or other similar Liens on the Premises, provided, that any such lien is bonded or discharged within thirty (30) days after Senior Borrower first receives notice of such lien, (vii) existing Leases and all future Leases (if any) entered into by Senior Borrower in strict accordance with the terms of the Senior Loan Documents and subject to any prohibition on leasing set forth therein, and (viii) such other title and survey exceptions as Administrative Agent approves in writing in Administrative Agent’s discretion.

“Permitted Lease” means (a) a commercial lease which is at a rent not less than the market rent, as reasonably determined by Senior Borrower and/or Borrower (and confirmed by Senior Lender and Administrative Agent in a manner consistent with the approval of Senior Lender), and which, with respect to any commercial space which is subject to the Fresh Program, complies with the requirements of the Fresh Program, (b) a residential lease of an apartment at the Premises (i) which is on Senior Borrower’s standard form of market-rate rent stabilized apartment lease or affordable housing apartment lease (which standard forms of market rate rent stabilized apartment lease and affordable housing apartment lease shall be reasonably acceptable to and reasonably approved by Senior Lender and Administrative Agent (in a manner consistent with the approval of Senior Lender) and shall contain such riders in such forms as shall be required under the 421-a Requirements and/or any other legal requirements, without material modification), (ii) to an individual or individuals which intends to occupy the apartment in question and which is not affiliated with or related to Senior Borrower, the direct or indirect owners of Senior Borrower, and/or Guarantor, (iii) which shall be at a rent not less than (x) in the case of market-rate leases, the market rent (or such lesser amount as shall be permitted under the 421-a Tax Exemption Program and/or any other applicable legal requirements, as reasonably determined by Senior Borrower and/or Borrower (and confirmed by Senior Lender and Administrative Agent in a manner consistent with the approval of Lender), or (y) in the case of affordable housing leases, the lesser of the market rent and the maximum regulated rent allowed by applicable law, as reasonably determined by Borrower (and confirmed by Senior Lender and Administrative Agent in a manner consistent with the approval of Lender), (iv) which shall provide for a term of not less than six (6) months and not more than two (2) years (but subject to legal renewals), and (v) which shall be subordinate by its terms to the Senior Loan Mortgages and all existing and future advances thereunder, and to any renewal, modification, extension or increase to any of the foregoing, or (c) any other lease which is otherwise approved in writing by Senior Lender and Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed (in a manner consistent with the approval of Senior Lender).

“Permitted Transfer” means (a) the transfer of a direct or indirect ownership interest in Senior Borrower in connection with a transfer of the Collateral pursuant to the Pledge and Security Agreement, or (b) the transfer of a direct or indirect ownership interest in Borrower, above the level of Gunki Holdings LLC, (i) by any of the direct or indirect owners of the Borrower to Affiliates, family members, trusts established for the benefit of such family members, or entities owned and controlled by any of the foregoing, or (ii) any other transfer of a direct or indirect ownership interest in Borrower made with the prior written consent of Administrative Agent (which may be given or denied in its sole discretion), provided that in all cases: (w) the transfer shall be limited to a 49% interest in the Borrower above the level of Gunki Holdings LLC, (x) the Guarantor (or family members of the principals of Guarantor or trusts for the benefit thereof) shall continue to maintain their direct or indirect ownership interest in the Borrower, and (y) the Guarantor shall continue directly or indirectly to manage and control the Borrower, and (z) no transferee is a Prohibited Person. Borrower shall provide Administrative Agent with prior written notice of a proposed Permitted Transfer together with copies of documentation evidencing same, and no such Permitted Transfer that does not otherwise need Administrative Agent’s consent shall be deemed effective until Administrative Agent shall have been given such written notice and shall have confirmed that the proposed transferee is not a Prohibited Person. In addition, a change in the structure or the direct or indirect ownership of Borrower, the Collateral or the Premises in connection with an enforcement of the remedies under the Senior Loan or by deed or assignment in lieu of such foreclosure or enforcement to a Person designated by Senior Administrative Agent shall be considered a Permitted Transfer.

“Person”: An individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Plans”: The final plans and specifications for the construction of the Improvements on the Land to be delivered by Senior Borrower to Senior Administrative Agent and Administrative Agent, to be prepared by Borrower’s Architect and approved by Administrative Agent, Administrative Agent’s Engineer, Local Authority and Governmental Authority, and all amendments and modifications thereof made by approved Change Orders (Administrative Agent hereby confirms that, subject to any amendments and modifications thereto made in accordance with the terms hereof, it has approved the same).

“Pledge and Security Agreement”: That certain Pledge and Security Agreement, dated the date hereof, from Borrower to Administrative Agent in the principal amount of the Loan, and all accrued and unpaid interest thereon, encumbering the Collateral as a first lien and securing repayment of the Loan, and any future amendments, modifications or supplements thereto.

“Premises”: The Land and the Improvements to be constructed on the Land in accordance with the Plans, and the building materials, personal property, fixtures, furniture, equipment and other items described in the granting clause of the Senior Loan Mortgages.

“Prohibited Person” Any Person who (i) is on any U.S. Office of Foreign Asset Control or similar list, (ii) would, after giving effect to any transfer, cause Administrative Agent, any Lender, Borrower, Guarantor or the Loan to be in violation of the USA Patriot Act of 2001, 31 U.S.C. Section 5318, or any similar law, rule or regulation imposed by any Governmental Authority, (iii) does not satisfy Administrative Agent’s or a Lender’s then standard “know your customer” requirements, or (iv) has provided insufficient information to Administrative Agent as to satisfy the Administrative Agent’s or a Lender’s then standard “know your customer” requirements which failure shall not be cured within ten (10) business days after notice from Administrative Agent.

“Project Loan”: That certain loan in the maximum principal amount of $15,604,438.00 made by the Senior Lenders to Senior Borrower to finance other expenses of Senior Borrower pursuant to the Project Loan Agreement, which Project Loan is evidenced by the Project Loan Note and secured by, among other things, the Project Loan Mortgage.

“Project Loan Agreement”: That certain Project Loan Agreement by and between Senior Borrower and Senior Administrative Agent, dated the date hereof, and any future amendments, modifications or supplements thereto.

“Project Loan Assignment of Leases”: That certain Project Loan Assignment of Leases and Rents, dated the date hereof, from Senior Borrower to Senior Administrative Agent, and any future amendments, modifications or supplements thereto.

“Project Loan Costs”: Those costs described in Schedule B of the Project Loan Agreement which Senior Borrower represents to Senior Lender are not items constituting costs of the Improvements as contemplated by Section 22 of the New York Lien Law.

“Project Loan Mortgage”: That certain Project Loan Mortgage and Security Agreement, dated the date hereof, from Senior Borrower to Senior Administrative Agent in the principal amount of the Project Loan, encumbering the Premises as a third mortgage lien (subject only to the Acquisition Loan Mortgage and the Building Loan Mortgage) and securing repayment of the Project Loan, and any future amendments, modifications or supplements thereto.

“Project Loan Notes”: The Project Loan Notes, given by Senior Borrower to the Senior Lenders in the aggregate principal amount of the Project Loan, and any future amendments, modifications or supplements thereto.

“Request for Advance”: A statement of Borrower in the form of Exhibit A hereto, or such other form as Administrative Agent may approve, setting forth the advance sought, which shall constitute an affirmation that the representations and warranties of Article II remain true and correct as of the date thereof and will be so on the date of disbursement of the requested advance.

“Requirement” or “Local Requirement”: Any law, ordinance, order, rule or regulation of a Governmental Authority or a Local Authority, respectively, including, but not limited to, laws, ordinances, orders, rules or regulations with regard to zoning, building or environmental matters, the requirements of the FRESH Program and the requirements of the 421-a Tax Exemption Program.

“Security Agreement”: That certain Security Agreement, dated the date hereof, from Senior Borrower to Senior Administrative Agent, and any future amendments, modifications or supplements thereto.

“Senior Administrative Agent”: Valley National Bank, as administrative agent under the Senior Loan Agreements, and its successors and assigns.

“Senior Lender” shall mean the “Senior Lenders” (as defined in the Senior Loan Agreements), and any other Person that becomes a “Lender” under the Senior Loan Agreements in accordance therewith from time to time.

“Senior Loan”: Those certain loans in the maximum aggregate principal amount of up to $115,000,000.00 made by the Senior Lenders to Senior Borrower to finance other expenses of Senior Borrower pursuant to the (i) Credit Agreement, (ii) Acquisition Loan Agreement, which Acquisition Loan is evidenced by the Acquisition Loan Notes and secured by, among other things, the Acquisition Loan Mortgage, (iii) Building Loan Agreement, which Building Loan is evidenced by the Building Loan Notes and secured by, among other things, the Building Loan Mortgage and (iv) Project Loan Agreement, which Project Loan is evidenced by the Project Loan Notes and secured by, among other things, the Project Loan Mortgage.

“Senior Loan Advance” shall mean each “Loan Advance” as defined in, and with the meaning ascribed thereto, in the Senior Loan Agreements.

“Senior Loan Agreements” shall mean that certain (i) Credit Agreement, (ii) Building Loan Agreement and (iii) Project Loan Agreement, dated as of the date hereof, by and among Senior Administrative Agent, Senior Lender(s), and Senior Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Senior Loan Assignment of Leases”: That certain (i) Acquisition Loan Assignment of Leases, (ii) Building Loan Assignment of Leases and (iii) Project Loan Assignment of Leases, each dated the date hereof, from Senior Borrower to Senior Administrative Agent, and any future amendments, modifications or supplements thereto.

“Senior Loan Documents”: The Senior Loan Agreements, the Senior Loan Notes, the Senior Loan Mortgages, the Senior Loan Assignment of Leases, the Assignment of Contracts, the Assignment of Management, Maintenance, Service, Operating, Brokerage and Leasing Contracts, the Security Agreement and any other documents now or hereafter required to be executed or delivered in connection with the Senior Loan, the construction of the Improvements or pertaining to the Premises.

“Senior Loan Event of Default” shall mean an “Event of Default” under the Senior Loans and as defined in the Senior Loan Documents, which Administrative Agent is entitled to deem to having conclusively occurred upon receipt of any notice from Senior Administrative Agent or any Senior Lender of such occurrence without any inquiry into the validity thereof, absent manifest error.

“Senior Loan Notes” shall collectively mean each “Note” as defined in the Senior Loan Agreements.

“Senior Loan Mortgages” shall collectively mean each “Senior Mortgage” as defined in the Senior Loan Agreements.

“Special Purpose Bankruptcy Remote Entity” shall mean a limited liability company which at all times since its formation and at all times thereafter: (a) was and will be organized solely for the purpose of owning the Premises or Collateral, as applicable; (b) has not engaged and will not engage in any business unrelated to the ownership of the Premises or Collateral, as applicable; (c) has not had and will not have any assets other than those related to the Premises or Collateral, as applicable; (d) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or limited liability company interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable); (e) has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that (i) such entity will dissolve only upon the bankruptcy of the managing member, (ii) the vote of a majority-in-interest of the remaining members is sufficient to continue the life of the limited liability company in the event of such bankruptcy of the managing member and (iii) if the vote of a majority-in-interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited liability company may not liquidate the Premises or Collateral, as applicable without the consent of the Administrative Agent for as long as the Loan is outstanding; (f) has not, and without the unanimous consent of all of its members, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such entity’s properties, (iii) make any assignment for the benefit of such entity’s creditors or (iv) take any action that might cause such entity to become insolvent; (g) has remained and intends to remain solvent and has maintained and intends to maintain adequate capital in light of its contemplated business operations; (h) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity; (i) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns; (j) has maintained and will maintain its books, records, resolutions and agreements as official records; (k) has not commingled and will not commingle its funds or assets with those of any other Person; (l) has held and will hold its assets in its own name; (m) has conducted and will conduct its business in its name, (n) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person; (o) has paid and will pay its own liabilities, including the salaries of its own employees, out of its own funds and assets; (p) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable; (q) has maintained and will maintain an arm’s-length relationship with its Affiliates; (r) has not and will not have any indebtedness other than the Loan and any additional indebtedness permitted under this Agreement; (s) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan; (t) has not and will not acquire obligations or securities of its partners, members or shareholders; (u) has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks; (v) except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person; (w) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person; (x) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (y) has not made and will not make loans to any Person; (z) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it; (aa) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its members or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party; (bb) has and will have no obligation to indemnify its officers or members, or has such an obligation that is fully subordinated to the Loan and will not constitute a claim against it if cash flow in excess of the amount required to pay the Loan is insufficient to pay such obligation; (cc) has and will have an express acknowledgment in its organizational documents that Administrative Agent and the Lenders are intended third-party beneficiaries of the “special purpose” provisions of such organizational documents; and (dd) will consider the interests of its creditors in connection with all corporate, partnership or limited liability company actions, as applicable.

“Subcontract”: Any contract (including the Architect’s Contract), subcontract, trade contract, material agreement or supply contract (other than the General Contract) entered into relating to the construction of the Improvements.

“Subcontractor”: Any contractor, subcontractor, trade contractor, materialmen, vendor or supply contractor party to a Subcontract.

“Title Insurer”: Old Republic National Title Insurance Company, acting through its agent Executive Abstract Group, Inc.

“Title Policy”: The certain title insurance policy or policies issued by the Title Insurer insuring Senior Administrative Agent and all advances under the Building Loan Agreement and/or the Project Loan Agreement as a second and third lien on the Premises, respectively, as approved by Administrative Agent.

“UCC Insurance Policy” shall be an Eagle 9 UCC Insurance Policy issued by First American Title Insurance Company in the amount of the Loan, together with all endorsements requested by Administrative Agent and otherwise in form and substances acceptable to Administrative Agent in all respects.

ARTICLE I
ADVANCES

Subject to the provisions of this Agreement, Administrative Agent and the Lenders will advance and Borrower, in accordance with its representations, warranties and agreements set forth in this Agreement, will accept the balance of the amount of the Loan, from time to time, as construction progresses not more than once a month as follows:

Section 1.1         Hard Costs

In the case of hard costs which are Building Loan Costs and to the extent same are included in the Budget (exclusive of items in the Budget designated as being funded from the Equity Contribution), Administrative Agent shall fund an amount which, when added by the portion thereof funded by Senior Lenders, shall be equal to (a) 90% (subject to Section 1.4 below) of the hard costs included in such Building Loan Costs, on a line item basis for the particular portion of the Improvements for which Loan proceeds are sought, multiplied by the percentage of completion then attained for each such line item category for said portion of the Improvements, as reasonably determined from time to time by Administrative Agent’s Engineer (in a manner consistent with the approval of Senior Administrative Agent), less amounts previously advanced for such hard costs. In making its determinations as provided above, it is understood and agreed that Administrative Agent’s Engineer will analyze the percentage of completion of the work in place (in a manner consistent with the review made by Senior Administrative Agent) on an individual line item basis by reference to the Budget and the trade cost breakdown last approved by Administrative Agent (exclusive of items in the Budget designated as being funded from the Equity Contribution), and/or (b) up to $500,000.00 required to be deposited under a Subcontract and no more than $1,500,000.00, in the aggregate, at any time. In addition, Administrative Agent or Administrative Agent’s Engineer may disapprove the amount or any portion thereof requested for any work if it shall reasonably deem such work not to be substantially in accordance with the Plans or inferior in quality in any material respect, or, if applicable, if such work is not acceptable to any Governmental Authority or Local Authority whose approval of such work is required. The percentage of completion of construction of the Improvements at any time shall be reasonably determined by Administrative Agent based on advice from Administrative Agent’s Engineer and, absent manifest error, Administrative Agent’s determination shall be final and binding on Borrower. Notwithstanding the foregoing, until such time as the Loan has been fully funded, any approved advance for hard costs hereunder shall be funded 50% by the Lender, and 50% by the Senior Lenders.

Section 1.2         Soft Costs

In the case of soft costs which are Building Loan Costs (but not for any Project Loan Costs), to the extent same are included in the Budget (and which are not designated in the Budget as being included in the Equity Contribution or Project Loan Costs), Administrative Agent and the Lenders will fund same not more than once a month to the extent they are included in the Budget and approved by Administrative Agent, provided same have been expended or are then due and payable and in either case are supported by invoices, bills or other documentation reasonably satisfactory to Administrative Agent (in a manner consistent with the requirements of Senior Administrative Agent), and provided further that advances under the contingency category of the Budget are subject to the approval of Administrative Agent, which approval shall not in any event be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, to the extent that the undisbursed amount under the contingency category of the Budget exceeds the amount required to be retained therein (which shall be determined on a percentage of completion basis), Borrower shall be entitled to reallocate such surplus to other Building Loan Costs, provided that the Budget is in balance after giving effect to such reallocation. Notwithstanding the foregoing, until such time as the Loan has been fully funded, any approved advance for Building Loan soft costs hereunder shall be funded 50% by the Lender and 50% by the Senior Lenders.

Section 1.3         General Advance Requirements

Requests for Advances of the Loan (until such time as the Loan shall be fully funded) shall be submitted to Administrative Agent and Administrative Agent’s Engineer no more than once each month. Each monthly request for an advance under the Loan shall be for an amount not less than $250,000.00 in the aggregate (including the portion to be funded by Senior Lenders), except that the requests for the final advances of the Loan may be for an amount less than $250,000.00 in the aggregate. Administrative Agent and the Lenders shall fund the Request for Advance within ten (10) business days after the date of its receipt of a complete Request for Advance, which shall occur not more than ninety (90) days after the Closing Date, unless Administrative Agent and/or Senior Administrative Agent has notified Borrower that, in its reasonable discretion, such Request for Advance does not satisfy the requirements set forth herein with respect to such Request for Advance. It shall be Borrower’s responsibility to contact Administrative Agent’s Engineer for the scheduling of site inspections prior to the submission of any requested advance hereunder.

At no time shall Administrative Agent or the Lenders be obligated (i) to advance to Borrower more than what Borrower is then required to fund to the party seeking payment or, in the case of reimbursement, to the party seeking reimbursement (subject to retainage), (ii) to make an advance if, Administrative Agent shall have reasonably determined, based on advice provided by Administrative Agent’s Engineer, that the undisbursed portion of the Loan, after taking into account the aggregate available amount of the Loan, the Senior Loan, any Deficiency Amount and any unadvanced portion of the Equity Contribution, if any, then held by Senior Administrative Agent (and after consideration of the interest which has accrued and which shall accrue on the Loan), shall be deemed by Administrative Agent to be insufficient to pay for the completion of the Improvements by the Completion Date and pay for all other hard and soft costs (including accrued interest), as set forth in the Budget, (iii) to advance Loan proceeds in an amount which, when considered together with the Equity Contribution and amounts to be funded by Senior Lenders, would exceed the individual line items set forth in the Budget (after taking into account any reallocation of monies in the Budget pursuant to the terms of Section 1.12 hereof) and the trade cost breakdown last approved by Administrative Agent, provided the Administrative Agent and the Lenders shall advance its share of the budgeted amount, (iv) except as provided in Section 1.11 below, to make an advance for materials not yet incorporated into the Improvements, or (v) to make an advance prior to the date that the Equity Contribution shall have been paid in full.

In no event shall Administrative Agent or the Lenders be obligated to fund any Request for Advance prior to Administrative Agent’s receipt and approval of evidence that all prior advances have been paid in full to the payees listed in the prior Requests for Advances. In no event shall Administrative Agent or the Lenders advance funds to pay a cost under this Agreement for which an advance has already been made under this Agreement.

Notwithstanding anything contained herein to the contrary, Administrative Agent and the Lenders shall have no obligation to make any advances hereunder:

(i)    if any monetary or material non monetary default or Event of Default shall then exist; or

(ii)    after the Completion Date, except with respect to work completed as of the Completion Date for which an advance has not yet been requested or funded, punchlist items, retainage and any undisbursed amounts in any interest reserve line item of the Budget; or

(iii)    if the first advance shall occur more than ninety (90) days after the date hereof, no advance shall occur on or after the date which is thirty six (36) months from the date of this Agreement; or

(iv)    if Administrative Agent shall have reasonably determined, based on advice provided by Administrative Agent’s Engineer, that the Improvements cannot be constructed and completed (sufficient to satisfy the 421-a Requirements and to obtain the 421-a Tax Benefits in accordance with the timelines and deadlines required to comply with the 421-a Tax Exemption Program) substantially in accordance with the Plans, lien free, and ready for occupancy, for the sums set forth in the Budget or, if more than the Budget, Borrower has funded or has committed to fund and thereafter funds such deficiency and the basis and conclusion for such determination to be provided to Borrower; or

(v)    with respect to any portion of the Improvements for which all construction permits and approvals then required have not yet been obtained from any necessary Local Authority or Governmental Authority; or

(vi)    with respect to any development or administrative fees or any Affiliate Fees, other than payments to the General Contractor pursuant to the General Contract or other fees specifically set forth in the Budget or otherwise approved by Administrative Agent.; or

(vii)    if the Senior Lender declines to make an advance under the Building Loan Agreement and/or the Project Loan Agreement in accordance with the terms thereof simultaneously with the advance being requested to be made by Administrative Agent hereunder;

In the event that any Subcontracts entered into after the date of this Agreement are for an amount in excess of the amount corresponding to the line item in the Budget appurtenant to such Subcontract, Administrative Agent and the Lenders shall have no obligation to make any further advances hereunder (unless Borrower shall be able to implement, and does implement, the cost-savings provisions of Section 1.12 so as to balance the Budget, which may include, without limitation, an allocation of the contingency line item pursuant to Section 1.12 (x) until Borrower shall have complied with the provisions of Section 8.4 in a manner consistent with the determinations made by the changes approved by Senior Administrative Agent.

Section 1.4         Retainage

Any and all amounts held back by Administrative Agent as retention for hard costs in accordance with the foregoing provisions of this Article I shall be advanced to Borrower, Senior Borrower, or, after the occurrence of an Event of Default, at Administrative Agent’s option, directly to the General Contractor and/or the applicable Subcontractors upon satisfaction of the conditions for the receipt of the final advance set forth in Article VII, Article VIII and Article IX hereof (including final lien waivers and issuance of a temporary certificate of occupancy, which shall occur not later than the Completion Date, and shall be in a manner which is sufficient to satisfy the 421-a Requirements and to obtain the 421-a Tax Benefits in accordance with the timelines and deadlines required to comply with the 421-a Tax Exemption Program). Notwithstanding the foregoing, prior to satisfaction of such conditions, Administrative Agent shall upon Borrower’s request (and provided that Senior Administrative Agent simultaneously approves such a release), release the retainage with respect to any particular trade, provided that Administrative Agent receives (i) a final lien waiver from the Subcontractor in question substantially in the form attached hereto as Exhibit B subject to the final payment thereof, (ii) the certificates of Administrative Agent’s Engineer and Borrower stating that the work to be performed by such Subcontractor has been 100% completed substantially in accordance with all the terms of its Subcontract, and (iii) no Event of Default, or event which after notice and/or the passage of time would constitute an Event of Default, has occurred hereunder and is continuing.

Section 1.5         Specific Advance Requirements

Except as set forth in Section 1.6 below, all advances are to be made by payment to the account of Senior Borrower established with Senior Administrative Agent with respect to the Project at the principal office of the Senior Administrative Agent or at such other place as Administrative Agent may designate. All advances paid to or for the account of Borrower by Administrative Agent and the Lenders shall be promptly paid by Borrower and/or Senior Borrower to the payees listed in the applicable Request for Advance and in no event longer than twenty (20) days after the date such advance is paid to Borrower. Requests for Advances shall be submitted to and received by Administrative Agent and Administrative Agent’s Engineer no less than ten (10) business days prior to the date of the requested advance, supported by the following items, each of which is to be delivered to Administrative Agent and Administrative Agent’s Engineer in connection with such request as a condition thereto:

A Request for Advance substantially in the form annexed hereto as Exhibit A, with all schedules thereto completed for such advance request;

A schedule, prepared by Borrower and/or Senior Borrower, identifying the Subcontractors to be paid from the proceeds of such advance, or setting forth the amount to be paid to the General Contractor, stating (A) the line item of the Budget to which the payments to each Subcontractor or the General Contractor is allocated, and (B) the total amounts of all such payments under each line item of the Budget included in such Request for Advance;

From each Subcontractor and the General Contractor who is to be paid from the proceeds of such advance:

(i)    a copy of the payment request to Senior Borrower and/or Borrower from such Subcontractor or the General Contractor,

(ii)    copies of all invoices, if applicable from each Subcontractor or the General Contractor to be paid from such advance, and

(iii)    copies of each Subcontractor or the General Contractor, as the case may be, that (A) all work described in such payment request, or all materials supplied, as the case may be, has been performed or supplied, (B) any Subcontractor or the General Contractor whose work is covered by the requested advance has been paid for all work performed by such Subcontractor or the General Contractor, or shall be paid within thirty (30) days from the receipt of the amount in such payment request, and (C) lien waivers substantially in the form of Exhibit B hereto shall be provided to Senior Borrower from the General Contractor or such Subcontractor within twenty (20) days from the date that such payment is made to the General Contractor or such Subcontractor;

Copies of all Change Orders not previously delivered to Administrative Agent, the payment of which is included in such Request for Advance;

A lien waiver substantially in the form of Exhibit B hereto from the General Contractor and each Subcontractor in respect of a payment thereto from any prior advance of the Loan or any prior disbursement of the Equity Contribution;

If the advance or part thereof is for stored materials, a certification of Borrower:

(i)    describing the stored materials and setting forth the location of such stored materials; and

(ii)    confirming the lien and security interest in favor of Senior Administrative Agent in such stored materials pursuant to the Senior Loan Documents; and

Copies of all other documents required pursuant to Articles VI and VII.

Section 1.6         Direct Advances by Administrative Agent

Administrative Agent may, at its option (in a manner consistent with Senior Administrative Agent), advance all or any part of any particular requested advance either (i) to Borrower for disbursement in accordance with the Request for Advance, either directly or on behalf of Senior Borrower, or (ii) after the occurrence of an Event of Default, directly to the General Contractor and/or Subcontractor for all costs payable to such party, or (iii) after the occurrence of an Event of Default that continues, at Borrower’s expense, to the Title Insurer which shall pay said monies to the parties owed payment. The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable direction to Administrative Agent to do so and no further authorization from Borrower shall be necessary to warrant such direct advances, and all such advances, together with interest which shall accrue thereon, compounded monthly, including interest on unpaid interest, in the manner set forth in the Note, shall be secured by the Pledge and Security Agreement, as fully as if made directly to Borrower, regardless of the disposition thereof by any party so paid. At any time and from time to time, Administrative Agent may advance to itself and the Lenders from Loan proceeds sums necessary to pay when due interest and expenses incurred in connection and in accordance with the Loan payable to Administrative Agent, including interest on unpaid interest, the Lenders, Administrative Agent’s Counsel or Administrative Agent’s Engineer, and the execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable direction to Administrative Agent to do so and no further authorization from Borrower shall be necessary to warrant such advances, and all such advances shall be secured by the Pledge and Security Agreement.

Section 1.7         Advances Not Approval of Work

The making of any advance by Administrative Agent and the Lenders shall not be deemed an acceptance or approval by Administrative Agent or the Lenders (for the benefit of Borrower or any third party) of the work done or Improvements constructed.

Section 1.8         Initial Closing Date

Administrative Agent shall determine the date and time of the Initial Closing which shall be held in escrow through the Title Insurer.

Section 1.9         Completion of the Improvements

Notwithstanding anything to the contrary set forth in this Agreement or in any Loan Document, it is expressly understood and agreed that the construction and completion of the Improvements must be substantially in accordance with (i) the Budget, (ii) the Plans, subject to Change Orders approved by Administrative Agent or otherwise permitted by the terms of this Agreement, (iii) all applicable laws, codes, ordinances, rules and regulations of each Governmental Authority or Local Authority having jurisdiction over the Premises, (iv) this Agreement, and (v) the 421-a Requirements, including, without limitation, timely completion of the Improvements (in a manner consistent with the 421-a Requirements and sufficient to obtain the 421-a Tax Benefits prior to the required deadlines to obtain the 421-a Tax Benefits) prior to the Completion Date, as same may be extended due to Force Majeure (subject to the limitations set forth herein).

Section 1.10         Equity Contribution; Limitation on Amount of Loan Advances Until Equity Contribution Paid in Full

Borrower shall, as a condition to Administrative Agent’s and the Lenders’ obligations hereunder, provide to Administrative Agent the information and documents described in Section 1.5(c) and (e) with respect to the line items in the Budget paid from the Equity Contribution to the extent such payments are made for hard costs in the Budget.

Notwithstanding anything contained herein to the contrary, Administrative Agent and the Lenders shall have no obligation to advance proceeds of the Loan, with respect to any costs and expenses paid, or to be paid, by Borrower as disbursements of the Equity Contribution.

Section 1.11         Stored Materials.

Administrative Agent agrees that, subject to Borrower’s compliance with all of the other requirements of this Agreement governing advances, Administrative Agent and the Lenders will advance proceeds of the Loan for materials to be stored on site in a secure area or such other location reasonably acceptable to Administrative Agent and Administrative Agent’s Engineer prior to their incorporation into the Improvements, provided that:

(i)    the costs of such stored materials are Building Loan Costs;

(ii)    no monetary or material non-monetary default or Event of Default shall then exist under this Agreement;

(iii)    Administrative Agent shall have reasonably confirmed that such stored materials are in fact the kinds and quantities of materials for which such advance has been requested and contemplated by the Budget and the Plans and Administrative Agent’s Engineer has inspected such stored materials and has approved the identity, quality and quantity of same;

(iv)    Administrative Agent has received executed conditional bills of sale or bills of lading (subject only to receipt of payment) satisfactory to it evidencing Senior Borrower’s unencumbered title in and to such stored materials;

(v)    Senior Administrative Agent has been granted a perfected first lien or security interest, satisfactory to Senior Administrative Agent in its sole (but reasonable) discretion, in such stored materials prior to or simultaneous with it making any such advance, all of which shall be satisfactory to Administrative Agent;

(vi)    such stored materials are fully insured in an amount and with an insurance company satisfactory to Administrative Agent, in its sole (but reasonable) discretion, under a policy containing a standard New York mortgagee endorsement in favor of Senior Administrative Agent;

(vii)    such stored materials are segregated, properly and securely stored and clearly marked so as to indicate the ownership of Senior Borrower and the security interest of Administrative Agent therein, as determined by Administrative Agent;

(viii)    Administrative Agent shall have received fully executed waivers of lien, substantially in the form attached hereto as Exhibit B, as to all prior payments to the contractor or supplier to whom such advances are to be made; and

(ix)    Except as otherwise approved by Administrative Agent, advances for such stored materials shall not exceed (x) the cost of such stored materials incurred or paid by Borrower to the producer or supplier of such materials without markup for administration or site management, allocation of overhead or other similar or overhead charges or fees, or (y) $3,000,000.00 in the aggregate at any one time.

Section 1.12         Cost Savings

In the event that any “cost savings” are realized for any of the Building Loan Costs included in the Budget by reason of (a) a line item having been completed without the expenditure of all amounts in such line item except for any retainage left in such line item, and all contractors, subcontractors, laborers and materialmen have been paid in full, subject to retainage, for work performed and materials provided in respect of said line item and Administrative Agent and/or Senior Administrative Agent has received lien waivers from such contractors, subcontractors, laborers and materialmen (other than for unpaid retainage), or (b) Subcontracts entered into after the date of this Agreement for an amount that is less than the amount corresponding to the line item in the Budget appurtenant to such Subcontract (each, a “Cost Savings”), Borrower shall have the right to reallocate such Cost Savings to the contingency line item set forth in the Budget or, subject to Administrative Agent’s consent, not to be unreasonably withheld, conditioned or delayed (in a manner consistent with the approval of Senior Administrative Agent), to other Building Loan Costs which are uncompleted, provided that (i) no reallocation of a hard cost line item to a soft cost line item shall be permitted (ii) such reallocation is not in contravention of the provisions of any applicable law, (iii) advances of reallocated amounts shall be accorded a lien of equal priority with all prior advances, (iv) the Budget is otherwise in balance, (v) cost savings in a hard cost line item may be reallocated only to other uncompleted hard costs, (vi) cost savings in a soft cost line item may be reallocated only to other uncompleted soft costs, (vii) in the case of a hard cost line item from which such reallocation is to be made, Administrative Agent shall have received the certification of Administrative Agent’s Engineer that such line item is complete, (viii) no monetary or material non-monetary default or Event of Default shall then exist hereunder, (ix) said savings are actual savings incurred by Senior Borrower and/or Borrower and are documented to the reasonable satisfaction of Administrative Agent, (x) any reallocation does not increase the total Budget, and (xi) any reallocation of amounts from any contingency or interest reserve line items in the Budget shall be at the sole but commercially reasonable discretion of Administrative Agent in conjunction (and reasonably consistent) with Senior Administrative Agent, except as set forth to the contrary in Section 1.2 with respect to contingency.

Section 1.13         Advances Subject to the Delivery of Subcontracts

The Administrative Agent and the Lenders’ obligation to make any hard cost Loan advance shall be subject to receipt of copies of fully executed Subcontracts for not less than 60% of the total hard costs of the Improvements.

Any Major Subcontract is subject to Administrative Agent’s review and approval as set forth in this Agreement, which shall not be unreasonably withheld, conditioned or delayed, and Borrower shall have delivered to Administrative Agent a duly executed letter from such Major Subcontractor substantially in the form attached as Exhibit D. In no event shall a hard cost advance be made for any work unless Administrative Agent has received copies of the applicable Subcontracts for which such hard cost advance is being requested.

Section 1.14          Advances Subject to the Closing and Pari Passu Funding of the Senior Loan

The Administrative Agent’s and the Lenders’ obligation to make any Loan advance shall be subject to the closing of the Senior Loan on the date hereof and the funding of the Senior Loan from time to time as follows, provided that in the event the Senior Borrower satisfies the conditions under the Senior Loan Documents and Senior Lender fails to fund all or any portion of the Senior Loan, Borrower shall have the right to fund such amounts as equity, which shall be deemed to satisfy the condition hereunder.

From and after the date hereof, all Requests for Advances for hard costs shall be funded fifty percent (50%) by the Administrative Agent and fifty percent (50%) by the Senior Lender until such time as the Loan has been fully disbursed.

Section 1.15         Closing Subject to Line of Credit, Liquidity and Net Worth Requirements

The Administrative Agent’s and the Lenders’ obligation to close the Loan shall be subject to confirmation that the Guarantor’s Net Worth and Liquidity is not less than the Required Net Worth and Required Liquidity (as those terms are defined in the Bad Acts Guaranty), with at least $7,500,000.00 of the $15,000,000.00 in Required Liquidity (a portion of which may be derived from proceeds drawn under the line of credit referenced in the Senior Loan Documents) being held in a manner consistent with the requirements of the Senior Loan Documents.

Section 1.16          Senior Loan Requirements.

To the extent any of the changes, allocations, reallocations, documentation, deliverables or conditions set forth in this Article I are also covenants, conditions, or restrictions in the Building Loan Agreement, and/or Project Loan Agreement, Borrower shall cause Senior Borrower to comply therewith, to the satisfaction of Senior Lenders.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants as of the date hereof that:

Section 2.1         Existence and Power

Borrower is a duly organized and validly existing limited liability company in good standing under the laws of the Delaware with full power and authority to consummate the transactions contemplated hereby, and all Loan Documents executed by Borrower are valid and binding obligations, enforceable in accordance with their terms. The Borrower is the sole member of Senior Borrower under the Operating Agreement of the Senior Borrower. The Borrower shall at all times since its formation been, and as of the date hereof is, a Special Purpose Bankruptcy Remote Entity.

Senior Borrower is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware and New York with full power and authority to consummate the transactions contemplated hereby, and all Senior Loan Documents executed by Senior Borrower are valid and binding obligations, enforceable in accordance with their terms. The sole member of Senior Borrower is the Borrower under the Operating Agreement of the Senior Borrower. The Senior Borrower shall at all times since its formation been, and as of the date hereof is, a Special Purpose Bankruptcy Remote Entity.

Guarantor is a duly incorporated and validly existing corporation in good standing under the laws of the State of Maryland with full power and authority to consummate the transactions contemplated hereby, and all Loan Documents executed by such Guarantor are valid and binding obligations, enforceable in accordance with their terms. Guarantor holds a direct or indirect ownership interest in Borrower.

Section 2.2         Plans; Construction of the Improvements

The Plans have been approved, to the extent required by applicable law or any restrictive covenant, by any and all Governmental Authorities and Local Authorities claiming jurisdiction under applicable law or any restrictive covenant, by any and all Governmental Authorities and Local Authorities claiming jurisdiction over the Improvements, the beneficiary of any such covenant and any other parties required by Administrative Agent to approve same; all demolition and/or construction will comply with all statutes, rules and/or regulations of any Governmental Authority or Local Authority claiming jurisdiction over same; the Improvements will be constructed wholly within the perimeter of the Land in accordance with the Plans approved by Administrative Agent’s Engineer and in accordance with any restrictive covenants applicable thereto and in accordance with the 421-a Requirements (including the required timelines for completion of construction); Borrower is not aware of any structural defects in the Improvements (it being intended that the absence of structural defects shall be a pre-condition to Borrower’s receipt of an advance hereunder), no violation of any requirement of any Governmental Authority or Local Authority exists with respect thereto; the Improvements shall be completed (in accordance with all of the 421-a Requirements, sufficient for the Premises to obtain the 421-a Benefits by any required deadlines to fully obtain the 421-a Tax Benefits) by the Completion Date (subject to Force Majeure), which may not be extended without the prior written consent of Lender; and, the anticipated use thereof will comply with applicable zoning ordinances, regulations, and restrictive covenants affecting the Premises and all requirements for such use will be satisfied to the extent possible as of the relevant date.

Section 2.3         Financial Statements

All Financial Statements of Senior Borrower, Borrower and Guarantor heretofore delivered to Administrative Agent are true and correct in all material respects, and fairly present the respective financial conditions of the subjects thereof as of the respective dates thereof and no material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof.

Section 2.4         Litigation

There are no actions, suits or proceedings pending, except as previously disclosed to Administrative Agent in writing, or to the knowledge of Borrower, threatened in writing against or affecting Senior Borrower, Borrower, the Collateral or the Premises, or involving the validity or enforceability of the Loan Documents or the priority of the lien thereof, at law or in equity, or before or by any Local or Governmental Authority, and, to Borrower’s knowledge, Senior Borrower is not in default or violation with respect to any material order, writ, injunction, decree or demand of any court or any Governmental or Local Authority, in respect of the Premises, it being understood that the existence of any action, suit or proceeding affecting Senior Borrower, Borrower, the Collateral or the Premises or involving the validity or enforceability of the Loan Documents or the priority of the lien thereof, while the Loan or any part thereof is outstanding, shall be a default hereunder.

Section 2.5         No Conflicting Agreements

Neither the execution or delivery nor the consummation of the transactions hereby contemplated or performance of this Agreement, the Note or any other Loan Documents will result in any breach of, or constitute a default under any other mortgage, security agreement, lease, bank loan or credit agreement, corporate charter, bylaws, partnership agreement, operating agreement or other agreement or instrument to which Borrower or Senior Borrower is a party or by which Borrower or Senior Borrower or any of its property may be bound or affected.

Section 2.6         Utilities

All utility services necessary for the construction of the Improvements and the operation thereof for their intended purpose are or will be available at the boundaries of the Premises and of the Land, including, without limitation, water supply, storm and sanitary sewer facilities, gas, electrical and telephone facilities.

Section 2.7         Requests for Advance

Each request for an advance, and the receipt of the funds requested thereby, shall have the effect stated in the definition of the term Request for Advance.

Section 2.8         No Liens

At the Initial Closing and as of each advance, Borrower and/or Senior Borrower will not have made and there will not be any contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a lien on the Premises, other than in connection with the Senior Loan, unless Borrower and/or Senior Borrower fails to perform in timely fashion its obligations thereunder (Borrower hereby agreeing to perform all such obligations in timely fashion) subject, however, to the terms and conditions therein.

Section 2.9         Roads; Easements

All roads necessary for access to and full utilization of the Land have been completed and will provide access by way of roads dedicated to the public use. All necessary steps will be taken by Borrower and/or Senior Borrower to assure the complete construction and installation of the Improvements so that the same may be fully utilized by occupants thereof. All easements and rights of way necessary for the full utilization of the Improvements for their intended purposes have been acquired.

Section 2.10         Flood Zone; Filled-in Land

The Premises is not in a flood zone. No portion of the Premises consists of filled-in land.

Section 2.11         No Defaults

There is no default on the part of Borrower, or any other party under or with respect to this Agreement, the Note, or any other Loan Document, and no event has occurred and is continuing which with notice or the passage of time or both would constitute a default hereunder or thereunder.

Section 2.11         Use of Loan Advances; Other Indebtedness

Borrower will employ, or shall cause Senior Borrower to employ, the advances of the Loan to complete, or cause the completion of, the Improvements prior to the Completion Date, which may not be extended without the prior written consent of Lender, and it will not require and will not avail itself of any additional extension of credit for such purpose other than the Senior Loan.

Section 2.12         Usury

The Loan is not usurious and Borrower has no offsets, defenses or counterclaims with respect thereto or with respect to this Agreement or any other Loan Document.

Section 2.13         Land

(i) Senior Borrower is the fee owner of the Land and the existing improvements thereon; (ii) Senior Borrower’s fee interest in the Land and improvements is not subject to any reversionary interests or right of re-entry; and (iii) the Premises is not encumbered by any mortgages or other liens, other than the Acquisition Loan Mortgage, the Building Loan Mortgage and the Project Loan Mortgage.

Section 2.14         Budget

The anticipated construction and non-construction costs (including interest and other soft costs) relating to the construction of the Improvements do not exceed the amount of the Budget. All hard and soft costs of constructing the Improvements are included in Schedule B.

Section 2.15         Senior Loan

The aggregate maximum principal balance of the Senior Loan as of the date hereof is up to $115,000,000.00. No Senior Loan Default has occurred under the applicable Senior Loan Documents. Each and every representation and warranty of the Senior Borrower and/or any guarantor or indemnitor under any of the Senior Loan Documents made to the Senior Administrative Agent or any Senior Lender contained in any one or more of the Senior Loan Documents, is true, correct, complete and accurate in all material respects as of the date hereof and are hereby incorporated by reference.

Section 2.16         Pledge and Security Agreement

The Pledge and Security Agreement is and shall be a valid first priority lien on, and creates a first priority security interest in, the Collateral.

Section 2.17         Leases

The Premises or any part thereof are not subject to any leases, subleases, licenses or occupancy agreements, options or other rights in favor of third parties.

Section 2.18         Permits and Approvals

All zoning, planning and other approvals, authorizations and/or permits required under any Local Requirement for the construction of the Improvements and the contemplated uses thereof have been or will be obtained, are or will be in full force and effect and Borrower and/or Senior Borrower has not received any notice of revocation, termination or default thereof. All additional approvals, authorizations and/or permits required to be obtained in the future under any Requirement or Local Requirement for the construction and occupancy of any portion of the Improvements, can and will be obtained in the ordinary course of business prior to the commencement of any construction of such portion of the Improvements (and during the course of such construction Borrower will cause the same to remain in full force and effect, and the issuance of the same is ministerial and not discretionary on the part of the appropriate issuing authority). Borrower will file all applications and supporting documentation, take all actions, pay all fees, provide all notices and request all approvals that are necessary in order to obtain all building and alterations permits and approvals for the construction of the Improvements in a timely manner so as to avoid any delay in the construction of any portion of the Improvements. Borrower has no knowledge of any facts which could cause any approvals, authorizations and/or permits not obtained but required under any Requirement or Local Requirement for the construction or occupancy of any portion of the Improvements not to be issued and/or obtained in a timely manner.

Section 2.19          Eminent Domain

Borrower and/or Senior Borrower has not received any notice of, and is not aware of, any actual, proposed or threatened exercise of the power of eminent domain or other taking by any governmental or quasi-governmental body or agency of all or any portion of the Premises or any interest therein.

Section 2.20         Casualty

The Premises has not suffered any casualty or loss.

Section 2.21         Encroachments

There are no encroachments on the Land except as may be set forth in the Title Policy and the Improvements do not and will not encroach upon any adjoining land or adjoining street.

Section 2.22         421-a Requirements; Declaration

Borrower shall comply, or shall cause Senior Borrower to comply, with the obligations of the MIH Declaration and the 421-a Requirements, including, without limitation, by causing the Improvements to be constructed and completed prior to the Completion Date (subject to Force Majeure, but which may not otherwise be extended without Administrative Agent’s written consent) in accordance with the 421-a Requirements, and in all respects shall cause construction to be completed within the time frames and parameters required to cause the 421-a Tax Benefits to be obtained. In connection therewith, Senior Borrower shall cause the Improvements to be built in compliance with, and as more particularly set forth in, the Senior Loan Documents, in a manner sufficient for the Premises to receive the full 421-a Tax Benefits in accordance with the timelines and deadlines required to comply with the 421-a Tax Exemption Program.

ARTICLE III
COVENANTS OF BORROWER

Borrower hereby covenants with Administrative Agent and each Lender as follows:

Section 3.1         Indebtedness

Borrower shall not, and Borrower shall cause Senior Borrower to not, directly or indirectly, create, incur, assume or suffer to exist any liability for Indebtedness (including subordinated Indebtedness), whether secured or unsecured, except Indebtedness due with respect to the Loan, the Acquisition Loan, the Building Loan and the Project Loan, other than trade payables incurred in the ordinary course of business that do not exceed, in the aggregate, two percent (2%) of aggregate amount of the Loan, the Acquisition Loan, the Building Loan and the Project Loan;

Section 3.2         Easements and Other Agreements

All easements, cross easements or other agreements affecting the Premises (it being understood that Borrower will cause Senior Borrower to procure such of the foregoing items as Administrative Agent may deem necessary) shall be submitted to Administrative Agent for approval prior to the execution thereof by Borrower, accompanied by a drawing or survey showing the approximate location thereof;

Section 3.3         Compliance with Requirements

Borrower will comply, or shall cause Senior Borrower to comply, promptly with any Requirement or Local Requirement and furnish Administrative Agent, on demand, proof of compliance satisfactory in all respects to Administrative Agent;

Section 3.4         Inspection of Premises; Cooperation

Borrower will, or will cause Senior Borrower to, permit Senior Administrative Agent, Administrative Agent, Administrative Agent’s Engineer, or their respective representatives, to enter upon the Premises, at reasonable times and upon reasonable prior notice, to inspect the Improvements and all materials to be used in the construction thereof and to examine all detailed plans and shop drawings which are or may be kept at the construction site and will cooperate, and cause the General Contractor to cooperate with Administrative Agent’s Engineer to enable it to perform its functions hereunder.

Section 3.5         Payment of Fees, Expenses and Taxes

Borrower agrees to pay (at the Initial Closing and thereafter within five (5) business days’ written notice of being due) Administrative Agent’s Counsel Fees and Administrative Agent’s Engineer Fees, all costs and expenses required to satisfy the conditions of this Agreement, and all other reasonable out-of-pocket costs, fees and expenses of whatsoever nature incurred by Administrative Agent in connection with the negotiation, processing, funding, consummation, execution, administration, assignment, repayment and collection of the Loan, the Acquisition Loan and the Project Loan. Without limiting the generality of the foregoing, Borrower agrees to pay, or to cause Senior Borrower to pay:

(i)         all taxes and recording expenses, including, without limitation, stamp taxes, if any, and the costs of title searches, title insurance and survey charges;

(ii)         Administrative Agent’s Counsel Fees, Administrative Agent’s Engineer Fees, Administrative Agent’s appraisal fees and Administrative Agent’s environmental audit, insurance consultant and engineering fees.

To the extent Administrative Agent, after the Initial Closing, reasonably deems it reasonably necessary to employ counsel for whatever purpose relative to the Loan, the reasonable fees and expenses of such counsel shall be borne by Borrower. Until the Loan is paid in full, any fees and expenses incurred by Administrative Agent or the Lenders are to be paid promptly by Borrower. Borrower agrees to indemnify and hold Administrative Agent and the Lenders harmless with respect to all reasonable fees and out-of-pocket expenses actually incurred by Administrative Agent or the Lenders in connection with this Agreement or the Loan, which Borrower is otherwise obligated to pay under this Agreement or any other Loan Document; and

Borrower agrees to indemnify, defend and hold Administrative Agent and the Lenders harmless from any and all tax claims made against Administrative Agent and the Lenders relative to the Loan.

Section 3.6         Construction of the Premises

Borrower and/or Senior Borrower has commenced construction of the Improvements and will continue to cause the construction of the Improvements to be prosecuted with diligence so as to complete the same in accordance with the Plans and obtain temporary or permanent certificates of occupancy, or such other permits or approvals that under local law will permit the operation of the Improvements, and in compliance with the MIH Declaration and the 421-a Requirements (including any required deadlines to fully obtain the 421-a Tax Benefits), for the uses contemplated by the Plans, on or before the Completion Date (subject to Force Majeure), free and clear of liens or claims for materials supplied and for labor or services performed in connection with the construction of the Improvements. Borrower shall cause Senior Borrower not to undertake any particular aspect of work in connection with the construction of the Improvements until Borrower and/or Senior Borrower has obtained all applicable permits, licenses and approvals required under any Requirement or Local Requirement for such work. In no event will Borrower and/or Senior Borrower permit or suffer any party, including Subcontractors, to commence proceedings to enforce any lien unless and to the extent that said lien is fully bonded, provided that such bonding has the effect of removing any such liens or claims;

Section 3.7         Satisfaction of Loan Document Conditions

Borrower will cause all conditions hereof, the Note, the Pledge and Security Agreement and all other Loan Documents on Borrower’s part to be performed or to be satisfied in all material respects, and Borrower shall cause Senior Borrower to comply with the requirements of the Senior Loan Documents in all respects. Borrower will promptly (upon transmission or receipt) deliver to Administrative Agent copies of all notices and correspondence with respect to the aforementioned documents;

Section 3.8         Section 13 of the Lien Law

Pursuant to Section 13 of the Lien Law, Borrower will receive the advances to be made hereunder and will hold the right to receive the same as a trust fund for the purpose of paying the costs of construction of the Improvements, and it will apply, or to cause Senior Borrower to apply, the same first to such payment and to no other purpose;

Section 3.9         Brokers

Borrower agrees to indemnify Administrative Agent and the Lenders from claims of brokers and any other third parties arising by reason of the execution hereof or the consummation of the transactions contemplated hereby or in connection with the leasing of the Premises or any part thereof, and Borrower agrees to indemnify, defend and hold Administrative Agent and the Lenders harmless from any and all claims relative to the Premises, including, without limitation, contract, personal injury or property damage claims and claims for brokerage commissions; Borrower hereby represents that Borrower has not dealt with any broker with respect to the Loan;

Section 3.10         Title Documentation

Borrower will deliver to Administrative Agent, on written demand, (to the extent received), any contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to any materials, fixtures or articles incorporated in the Improvements, or subject to the lien of the Senior Loan Mortgages;

Section 3.11         Correction of Defects

Borrower will, upon written demand of Administrative Agent based upon the reasonable advice of Administrative Agent’s Engineer, correct, or cause Senior Borrower to correct, any structural defect in the Improvements or any departure from the Plans; it being understood that (a) the advance of any Loan proceeds shall not constitute a waiver of Administrative Agent’s right to require compliance with this covenant with respect to any such defects or departures from the Plans not theretofore discovered by or called to the attention of Administrative Agent’s Engineer; and (b) neither Administrative Agent nor Administrative Agent’s Engineer nor the Lenders shall have any affirmative duty to Borrower, Senior Borrower or any third party to inspect for said defects or to call them to the attention of Borrower or anyone else;

Section 3.12         Change Orders

Borrower will not, without Administrative Agent’s prior written approval (which approval shall not be unreasonably withheld, delayed or conditioned and shall be reasonably consistent with any approval by Senior Administrative Agent), approve, or allow Senior Borrower to approve, any Change Order or permit the performance of any work pursuant to any Change Order, which exceeds $500,000.00 for any one Change Order (whether constituting an add or deduct) or $2,500,000.00 in the aggregate for all Change Orders (provided that such amounts shall be increased dollar for dollar to the extent of amounts saved by Borrower in connection with any Cost Savings, but not to exceed $750,000.00 for any one Change Order or $3,000,000.00 in the aggregate), or regardless of the amount, which adversely affects the quality of the Improvements, or which adversely affects the quality of any of the materials or equipment to be used in the Improvements, or which increases or decreases the total number of residential apartment units in the Improvements or the square footage of the Improvements or which shall or might violate the MIH Declaration or the 421-a Requirements. All Change Orders which must be approved by Administrative Agent must be approved in writing by Administrative Agent and Administrative Agent’s Engineer and any other party deemed necessary by Administrative Agent. Borrower will not approve or permit any changes which are deemed by Administrative Agent, on the advice of Administrative Agent’s Engineer, to affect adversely the structural integrity of the Improvements. In any event, Borrower will promptly deliver a copy of all Change Orders to Administrative Agent’s Engineer;

Section 3.13         General Contractor Covenants

Borrower will require covenants from the General Contractor to the same effect as the covenants made by Borrower in Section 3.12 and furthermore will cause Senior Borrower to provide in the General Contract or otherwise that the General Contractor will, upon request, deliver to Administrative Agent the names of all persons with whom the General Contractor has contracted or intends to contract, for the construction of the Improvements or for the furnishing of labor or materials therefor. Administrative Agent hereby acknowledges and agrees that the General Contract, which has been approved by Administrative Agent, satisfies the requirements of this Section 3.13;

Section 3.14         Restrictive Covenants

Borrower will comply, or shall cause Senior Borrower to comply, in all material respects with all restrictive covenants affecting the Premises;

Section 3.15         Advances By Administrative Agent

Administrative Agent may apply amounts due hereunder to the satisfaction of the conditions hereof and may advance Loan proceeds for the payment of interest (when due) on the Note and/or may, upon prior notice to Borrower, cure any Event of Default hereunder or under any other Loan Document;

Section 3.16         Contracts

Borrower will not execute the, or allow Senior Borrower to execute the General Contract, any Major Subcontract or make any material amendment thereto without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed and shall be reasonably consistent with any approval by Senior Administrative Agent;

Borrower will deliver to Administrative Agent a copy of the General Contract and copies of all Major Subcontracts and will obtain from the General Contractor a letter in the form of Exhibit C and from all Major Subcontractors a letter substantially in the form of Exhibit D; and

Borrower will not, and will not allow Senior Borrower to, amend or modify, any material respect, or terminate, the General Contract or the Architect’s Contract, or permit same to lapse or be terminated, without the prior written consent of Administrative Agent;

Section 3.17         Notices Affecting the Premises

Borrower will transmit to Administrative Agent, immediately upon receipt thereof, any communication affecting Administrative Agent’s security or materially affecting the financial condition of Borrower and/or Senior Borrower and will promptly respond fully to any inquiry of Administrative Agent made with respect thereto;

Section 3.18         Maintaining the Premises in Good Repair

Borrower shall cause the Senior Borrower to maintain the Premises and the Improvements in good repair and safe condition at all times and Borrower hereby indemnifies and agrees to hold Administrative Agent and the Lenders harmless from any and all claims relative to repair and safety of the Premises or the Improvements;

Section 3.19         Insurance

Borrower will, at all times, cause Senior Borrower to maintain insurance on the Premises and the Improvements in such amounts, with such companies and against such risks (including, without limitation, fire with extended coverage, builder’s risk, flood and liability) as is set forth in the Senior Loan Mortgages or as Administrative Agent may direct that are customary for similar Premises and Improvements;

Section 3.20         Permits, Licenses and Authorizations

Borrower will cause Senior Borrower to keep all permits, licenses, approvals and authorizations pertaining to the Improvements and the construction thereof in full force and effect;

Section 3.21         Agreements Affecting the Premises

Borrower shall not, and shall not allow Senior Borrower to, enter into any brokerage, leasing, subleasing, management, parking, maintenance, service, operating or consulting agreements which (i) provide for annual payments in the aggregate in excess of $750,000.00, and (ii) is not terminable on thirty (30) days’ notice, without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed (and shall be consistent with any approval requirements of the Senior Administrative Agent) and if any such agreement shall not provide that such agreement may be cancelled without cause on thirty (30) days’ notice, such agreement shall provide, or the parties to such agreement shall enter into a separate agreement with Administrative Agent which shall provide, that upon the occurrence of an Event of Default and Administrative Agent’s succeeding to the ownership or control of the Collateral, such agreement shall terminate upon Administrative Agent’s request at no cost to Administrative Agent;

Section 3.22         Transactions with Affiliates; Distributions

Borrower shall not (a) enter into or become a party to any agreement, transaction or arrangement with Guarantor or any Affiliate of Borrower or any Guarantor, without the prior written consent of Administrative Agent in each instance, (b) make any payment to Borrower, any Guarantor or any Affiliate of Borrower or any Guarantor, or (c) distribute, or allow Senior Borrower to distribute, any profits, dividends, earnings, distributions or other payments to any member of Borrower or any Person having a direct or indirect ownership interest in the Borrower or the Senior Borrower.

Section 3.23         Funding and Operating Accounts

Borrower shall cause Senior Borrower to maintain funding accounts with the Senior Administrative Agent until the Loan is fully funded. Borrower shall cause Senior Borrower to maintain the operating account for the Premises and all of Senior Borrower’s other accounts (which may be interest bearing) at a branch of Senior Administrative Agent at all times during the term of the Loan.

Section 3.24         [Intentionally Omitted].

Section 3.25         Subdivision

Borrower shall not allow Senior Borrower to file any application, or seek any subdivision approval for the Land, or file or record any subdivision or parcel map, or accept any subdivision approval, without the prior written consent of Administrative Agent;

Section 3.26         FRESH Benefits

Borrower shall cause Senior Borrower at all times to (i) fully and timely perform and comply in all material respects with all of its obligations under, and take all steps necessary to obtain and retain the benefits of, the FRESH Program for the Premises, (ii)  once the FRESH Benefits have been obtained, cause the FRESH Benefits to remain in good standing and in full force and effect, (iii) not enter into or agree to any amendment, modification, termination or surrender of all or any portion of the FRESH Benefits without the prior written consent of Administrative Agent in each instance, (iv) promptly provide Administrative Agent with copies of all material notices given or received by Senior Borrower and/or Borrower to or from the City Planning Commission, the Department of City Planning and/or any other Governmental Authority or Local Authority having jurisdiction over or involvement with the FRESH Program, (v) use commercially reasonable efforts to obtain the FRESH Benefits for the Premises on the earliest possible date that Senior Borrower and/or Borrower is entitled to do so, and (vi) not cause or permit anything to be done which could or may cause the termination, reduction or delay of or adversely affect the FRESH Benefits or the eligibility of the Premises for the FRESH Benefits.  Any regulatory agreement, restrictive declaration or other restriction or agreement affecting the Premises that is required to be executed in connection with the FRESH Benefits shall be subject to the review and reasonable approval of Administrative Agent.  Once executed, Senior Borrower and/or Borrower shall comply in all material respects with the terms and conditions of any applicable regulatory agreement, restrictive declaration or other restriction or agreement affecting the Premises required by the FRESH Program.

Section 3.27         Changes in Structure and Ownership of Borrower

Neither the structure of Borrower or the Senior Borrower, nor the direct or indirect ownership of Borrower or the Senior Borrower, may be changed from that existing on the date hereof (other than in connection with a Permitted Transfer). No preferred equity transaction may be entered to by Borrower, Senior Borrower or any of the direct or indirect holders of the limited liability company interests in Borrower or Senior Borrower without Administrative Agent’s prior written consent, which may be granted or withheld in Administrative Agent’s sole and absolute discretion.

Section 3.28         Commitment Fee and Administration Fee

(a)         On the date hereof, Borrower shall pay to Administrative Agent the Commitment Fee in full; and

(b)         On the date hereof and on each anniversary of the date hereof until the Loan has been repaid in full, Borrower shall pay to Administrative Agent in advance the non-refundable Administration Fee. If the Administrative Fee shall still be applicable on the date Borrower shall exercise each Extension Option, the Administrative Fee shall be payable in full simultaneously with each such exercise by Borrower.

Section 3.29         Accrued and Accruing Interest

Interest on the Loan shall accrue at the applicable interest rate set forth in the Note on the principal amount of the Loan, and all accrued and unpaid interest thereon, compounded monthly. There shall be interest on unpaid interest in accordance with applicable Legal Requirements. In no event shall Borrower allow the amount of accrued and unpaid interest to exceed $3,000,000.00 in the aggregate, without Lender’s consent. If the  accrued interest shall exceed $3,000,000.00 at any time prior to the Maturity Date, by virtue of actual or anticipated increases in the applicable rate of interest under the Note for any other reason, Borrower shall establish an Interest Reserve Account (as defined in the Note) with Administrative Agent, and shall deposit therein funds determined by Administrative Agent to be sufficient to pay all interest which shall accrue on the Loan through the Maturity Date, after considering the Property’s NOI (as defined in the Note).

Section 3.30         UCC Insurance Policy

Borrower shall cause to be delivered to Administrative Agent a paid UCC Insurance Policy in the amount of the Loan, and all accrued and accruing interest on the Loan, in the manner set forth in the Note, together with all endorsements requested by Administrative Agent and otherwise in form and substances acceptable to Administrative Agent in all respects.

Section 3.31         Minimum Interest; Exit Fee

Borrower agrees that in all events and under all circumstances, Borrower shall be obligated to pay to Administrative Agent the Minimum Interest and the Exit Fee, which shall be payable upon (a) any partial prepayment of the Loan by Borrower and (b) the earlier to occur of (i) the payment by Borrower of the Loan in full, or (ii) the Maturity Date (or any acceleration of the Loan following an Event of Default). In furtherance of the foregoing, Borrower acknowledges and agrees that Lender shall have no obligation to accept any payment of the Loan unless and until Borrower shall have also paid the Minimum Interest and the Exit Fee, and Lender shall have no obligation to release any Loan Document upon payment of the Indebtedness unless and until Lender shall have received the entire Minimum Interest and the Exit Fee. All Minimum Interest and the Exit Fee hereunder shall be deemed to be earned by Lender upon the funding of the Loan.

3.32         421-a Tax Exemption Program

The residential portion of the Premises and a portion of the commercial portion of the Premises is eligible for and, if completed in accordance with the Plans, will receive, 421-a Tax Benefits (i.e., a partial tax exemption up to three (3) years during the construction of the Improvements and a thirty five (35) year post-construction partial tax exemption). Senior Borrower has not received any notice from the New York City Department of Housing Preservation and Development or any other Governmental Authority or Local Authority nor is Senior Borrower and Borrower aware of any facts which could cause a retraction, reduction or termination of the 421-a Tax Benefits. The 421-a Tax Benefits run with the Land and inhere to the benefit of the Land such that a transfer or forfeiture of title would not adversely affect the applicability and availability of the 421-a Tax Benefits for the benefit of the Premises. The required date by which the Improvements must be completed to comply with the 421-a Requirements and to obtain all of the 421-a Tax Benefits is later than the Completion Date.

Borrower shall cause Senior Borrower to at all times (i) fully and timely perform and comply with all of its obligations under, and take all steps necessary to obtain and retain the benefits of, the 421-a Tax Exemption Program for the residential portion of the Premises and a portion of the commercial portion of the Premises, (ii) once the 421-a Tax Benefits have been obtained, cause the 421-a Tax Benefits to remain in good standing and in full force and effect, (iii) not enter into or agree to any amendment, modification, termination or surrender of all or any portion of the 421-a Tax Benefits without the prior written consent of Senior Lender and/or Lender in each instance, (iv) promptly provide Senior Lender and/or Lender with copies of all material notices given or received by Senior Borrower and/or Borrower to or from the New York City Department of Housing Preservation and Development and any other Governmental Authority or Local Authority having jurisdiction over or involvement with the 421-a Tax Exemption Program, (v) use commercially reasonable and diligent efforts to obtain the 421-a Tax Benefits for the residential portion of the Premises and a portion of the commercial portion of the Premises in accordance with the applicable deadlines in order to obtain the same and (vi) not cause or permit anything to be done which could or may cause the termination, reduction or delay of or adversely affect the 421-a Tax Benefits or the eligibility of the Premises for the 421-a Tax Benefits. Without limiting the foregoing, not later than the last day on which the same may be filed in order to qualify the Premises for the 421-a Tax Benefits, Senior Borrower and/or Borrower shall file with the New York City Department of Housing Preservation and Development an application for a Certificate of Eligibility, in form and substance satisfactory to Senior Lender and/or Lender, together with all fees and other documentation required and take from time to time all other action necessary or required in connection with such application, together with all filing fees and other required documentation, including, without limitation, the certification of final construction costs, and take from time to time all other action necessary or required in connection with the issuance of the Final Certificate of Eligibility. Further, prior to the earlier of (i) the Completion Date or (ii) the last day by which same must be filed to comply with the 421-a Requirements, Borrower shall file or cause Senior Borrower to file, all required proof that the Improvements have been completed in compliance with the 421-a Requirements sufficient for the 421-a Tax Benefits to be issued for the Premises. Any regulatory agreement or restrictive declaration executed in connection with the 421-a Tax Benefits shall be subject to the review and approval of Senior Lender and/or Lender. Once executed, Borrower shall cause Senior Borrower to comply in all respects with the terms and conditions of any such regulatory agreement or restrictive declaration.

Section 3.33         Mandatory Inclusionary Housing Restrictive Declaration.

The Senior Borrower has entered into that certain Mandatory Inclusionary Housing Restrictive Declaration dated as of August 10, 2023 to be recorded in the Kings County Register’s Office (the “MIH Declaration”). Borrower shall cause Senior Borrower to at all times (i) fully and timely perform and comply with all of its obligations under the MIH Declaration, (ii) not enter into or agree to any amendment, or modification in any material respect or termination of the MIH Declaration without the prior written consent of Senior Lender in each instance, (iii) promptly provide Senior Lender with copies of all notices given or received by Senior Borrower to or from any Governmental Authority or Local Authority having jurisdiction over or involvement with the Mandatory Inclusionary Housing Program, and (iv) not cause or permit anything to be done which could or may cause the a default under the MIH Declaration or the Mandatory Inclusionary Housing Program.

ARTICLE IV
EVENTS OF DEFAULT

Section 4.1         Defaults; Events of Defaults

The following defaults shall, after the giving of notice and/or the passage of time as provided in Section 4.2 below, each constitute an “Event of Default” hereunder:

(a)    if an Event of Default shall occur under the Pledge and Security Agreement or the Note, including, without limitation, if Borrower shall fail to pay any interest under the Note when due;

(b)    if Borrower fails to comply with or there shall be a default by Borrower under any of the terms, covenants or conditions of this Agreement, or any other Loan Document, or if any of the same shall cease to be in full force;

(c)    if at any time any representation or warranty made by Borrower to Administrative Agent in this Agreement or in any other Loan Document or in any certificate or statement delivered in connection herewith shall be incorrect or misleading as and when made to an extent deemed by Administrative Agent, in its sole but, reasonable judgment and discretion, to be material;

(d)    if (i) Administrative Agent shall have reasonably and conclusively determined, based on advice provided by Administrative Agent’s Engineer, that the Improvements cannot be completed lien free in accordance with the Plans (A) on or before the Completion Date (subject to Force Majeure) and (B) for the sums set forth in the Budget after taking into account any Deficiency Amount then held by Administrative Agent or the Senior Lenders or to which Borrower has committed to fund in accordance with Section 8.4 of the Senior Loan Agreement) unless Borrower deposits sufficient funds in an account at Administrative Agent within twenty (20) days of written demand therefor, to satisfy its obligations pursuant to this clause (B), or (ii) for any reason the General Contract or the Architect’s Contract is materially amended or modified or terminated, or permitted to lapse or be terminated, without the prior written consent of Administrative Agent or (iii) any Change Order not allowed hereunder or not approved in writing by Administrative Agent shall be effected;

(e)    if (i) Administrative Agent or its representatives or Administrative Agent’s Engineer not be permitted, at all reasonable times and after reasonable prior notice, to enter upon the Premises, inspect the Improvements and the construction thereof and all materials, fixtures and articles used or to be used in connection therewith, and to examine all detailed plans, shop drawings and specifications which relate to the Improvements, or (ii) Borrower shall fail to furnish to Administrative Agent or its authorized representative, when requested, copies of such plans, drawings and specifications, or copies of any invoices, subcontracts, or bills of sale relating to the construction or equipping of the Premises or if Borrower fails to obtain Administrative Agent’s approval of any change of the Plans to the extent required hereunder;

(f)    if any of the materials, fixtures or articles used in the construction of the Improvements or the appurtenances thereto, or to be used in the operation thereof, are not in accordance with the Plans in all material respects or as otherwise approved by Administrative Agent’s Engineer and Administrative Agent;

(g)    if Borrower or Senior Borrower executes any conditional bill of sale, chattel mortgage or other security instrument covering any materials, fixtures or articles intended to be incorporated in the Improvements or the appurtenances thereto, or covering articles of personal property placed in the Improvements, or files a financing statement publishing notice of such security instrument, or, if any of such materials, fixtures or articles are not purchased so that the ownership thereof will vest unconditionally in Senior Borrower and/or Borrower, free from encumbrances, on delivery at the Premises, or if Borrower does not produce to Administrative Agent upon demand the contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to such materials, fixtures and articles;

(h)    if Borrower does not disclose to Administrative Agent and Administrative Agent’s Engineer, within ten (10) business days of written demand, the names of all persons with whom Senior Borrower contracted for the construction of the Improvements or for the furnishing of labor and materials therefor;

(i)    if the Improvements are not completed by the Completion Date, as same may be extended for Force Majeure (but subject to the limitations set forth herein) or if construction of the Improvements ceases for a period in excess of forty five (45) consecutive days (subject to Force Majeure);

(j)    if a lien for the performance of work or the supply of materials is filed against the Premises and remain unsatisfied or unbonded for a period of forty five (45) days after the date of filing of such lien, provided that the Premises are not subject within the aforesaid forty five (45) day period to a levy, execution, attachment or sequestration, it being understood and agreed that if the lien is unbonded or unsatisfied at the time of any Request for Advance, Administrative Agent and the Lenders shall not be obligated to make any advance of the Loan, the Acquisition Loan, the Building Loan or the Project Loan, unless the Title Insurer shall insure over the existence of such lien pursuant to an endorsement to the title insurance policies insuring the Acquisition Loan Mortgage, the Building Loan Mortgage and the Project Loan Mortgage in form and substance satisfactory to Administrative Agent;

(k)    if at any time after the Initial Closing any commitment or undertaking of Borrower and/or the Senior Borrower in connection with the Initial Closing or any requirement with respect thereto shall be breached or unfulfilled or if any requirement for initial funding shall, at any time, thereafter not be fulfilled on a continuing basis;

(l)    if any action or proceeding shall be pending before any court, quasi-judicial body or administrative agency relative to Borrower, the Senior Borrower, the Collateral or the Premises or any part thereof or relating to the making of or advances under the Senior Loan and/or the Loan or the validity or enforceability of the Loan Documents or the priority of lien thereof, or if a lis pendens shall have been filed against the Premises or any part thereof, which is not bonded or dismissed within forty five (45) days;

(m)    if any survey shows that the Improvements encroach upon the street or upon adjoining property or any adjoining structure encroaches on the Premises (unless such encroachment is affirmatively insured by the Title Insurer in a manner reasonably satisfactory to Administrative Agent);

(n)    if Borrower is unable to satisfy any condition of its right to the receipt of an advance of the Loan for a period in excess of forty five (45) days (subject to Force Majeure);

(o)    if the Premises or any material part thereof shall be condemned, confiscated, requisitioned or acquired by eminent domain or if the Premises is damaged by fire or other casualty, unless with respect to damage by fire or other casualty, same is covered by insurance and could be restored promptly so as to not delay completion of the Improvements by the Completion Date and in compliance in the 421-a Requirements;

(p)    if Borrower shall fail to comply with any of its obligations under Section 1.10 with respect to the Equity Contribution;

(q)    if the Collateral becomes subject to any liens, other than the lien created by the Pledge and Security Agreement and/or Senior Borrower is “opting” out of Article 8 of the Uniform Commercial Code;

(r)    if Senior Borrower is in default beyond any applicable notice, grace or cure period under any of its obligations under the MIH Declaration, 421-a Tax Exemption Program or the Mandatory Inclusionary Housing Program, or if Lender determines, in Lender’s sole but commercially reasonable discretion, that the Premises will not be entitled to receive the 421-a Tax Benefits or if the 421-a Tax Benefits shall be withdrawn, revoked, removed and/or superseded; or

(s)    if an Event of Default (as defined therein) shall occur under any of the Senior Loan Agreements, or if a foreclosure action shall be commenced under the Acquisition Loan Mortgage, the Building Loan Mortgage and/or the Project Loan Mortgage.

Section 4.2         Notice and Cure

The defaults described in Section 4.1 shall constitute Events of Default hereunder upon the giving of the following notice and the passage of the following time:

(i)    with respect to any default in payment of principal or accrued interest (including any interest on unpaid interest), immediately after the same shall become due and payable, whether at maturity or by acceleration or otherwise, and with respect to any monetary default other than a default in payment of principal or accrued interest (including any interest on unpaid interest), five (5) business days after Administrative Agent has given Borrower written notice of such default;

(ii)    with respect to any non-monetary defaults under clause (b) of Section 4.1, thirty (30) days after the date Borrower has written notice of such default, provided that if a non-monetary default is not curable within such thirty (30) day period but Borrower commences to cure same and diligently pursues the cure, Borrower shall have an additional period not to exceed ninety (90) days (i.e., one hundred twenty (120) days in all) to complete the cure of the default, provided Borrower is at all times diligently pursuing the cure and provided such default shall not have a Material Adverse Effect;

(iii)    with respect to the defaults described in clause (f) (h), (i), (k) (l) or (m) of Section 4.1, thirty (30) days after the occurrence of such default provided such default is capable of being cured by Borrower;

(iv)    with respect to the defaults described in clause (e) of Section 4.1, five (5) business days after the occurrence of such default provided such default is capable of being cured by Borrower; and

(v)    with respect to the other defaults hereinabove described, there shall be no additional requirement that Administrative Agent give notice of default and there shall be no opportunity to cure (other than the notice and opportunity to cure expressly set forth with respect to an Event of Default in each of the Loan Documents).

Section 4.3         Remedies

(a)    Administrative Agent and the Lenders shall have the right, upon the occurrence of any monetary default or non-monetary material default specified in Section 4.1 (and prior to the cure thereof), to cease funding of the Loan or making any further advances, and upon the occurrence of any Event of Default (except that interest shall continue to accrue on the entire outstanding amount of the Loan, including any accrued and unpaid interest thereon, compounded monthly), in addition to any right or remedy available to it under the Pledge and Security Agreement, the Note and the other Loan Documents, Administrative Agent shall have the right, subject to the holder of the Senior Loan, to enter into possession of the Premises and perform any and all work and labor necessary to complete the Improvements substantially in accordance with the Plans and employ watchmen to protect the Premises and the Improvements; all sums expended by Administrative Agent and the Lenders in connection with the completion of the Improvements shall be deemed to have been paid to Borrower and secured by the Pledge and Security Agreement (as shall any other sums advanced by Administrative Agent and the Lenders for whatsoever purpose relative to the Loan or the Improvements). For this purpose, Borrower hereby constitutes and appoints Administrative Agent its true and lawful attorney-in-fact with full power of substitution to complete the Improvements and hereby empowers said attorney or attorneys as follows: (i) to use any funds of Borrower including any balance which may be held in escrow and any funds which may remain unadvanced hereunder for the purpose of completing the Improvements in the manner called for by the Plans; (ii) to make such additions and changes and corrections in the Plans which shall be necessary or desirable to complete the Improvements in substantially the manner contemplated by the Plans; (iii) to sell or rent the Premises or any part thereof and complete any work required by any lease; (iv) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for said purposes; (v) to pay, settle or compromise all existing bills and claims which are or may be liens against the Premises, or may be necessary or desirable for the completion of the work or the clearance of title; (vi) to execute all applications and certificates in the name of Borrower which may be required by any construction contract; and (vii) to do any and every act with respect to the Improvements which Borrower may do in its own behalf. It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked. Said attorney-in-fact shall also have power to prosecute and defend all actions or proceedings in connection with the Improvements and to take such action and require such performance as is deemed necessary.

(b)    Administrative Agent may declare the Note to be immediately due and payable. Upon the occurrence of any Event of Default as set forth in Section 4.1, all amounts evidenced by the Note, including all accrued interest thereunder (including interest on unpaid interest, which shall continue to accrue until paid in full), shall automatically become due and payable, without any presentment, demand, protest, or notice of any kind to Borrower.

(c)    Administrative Agent may use and apply any funds deposited by Borrower with Administrative Agent or made available by Borrower to Administrative Agent under any letters of credit, regardless of the purposes for which the same were deposited or made available, to cure any Event of Default or toward the payment of any amount due and owing to Administrative Agent by Borrower.

(d)    Administrative Agent may also exercise or pursue any other remedy or cause of action permitted under this Agreement, the Pledge and Security Agreement or any other Loan Documents, or available to Administrative Agent under applicable laws or in equity.

ARTICLE V

CONDITIONS PRECEDENT TO ADMINISTRATIVE AGENT’S AND THE LENDERS’ OBLIGATION

Administrative Agent and the Lenders shall not be obligated hereunder unless the following conditions shall have been satisfied; provided that by acceptance of this Agreement, Administrative Agent and the Lenders hereby confirm that said conditions have been satisfied or waived:

Section 5.1         Commitment Fee and Administration Fee

The Commitment Fee and the initial payment of the Administration Fee shall have been paid directly to Administrative Agent to be retained by Administrative Agent whether or not any advances are made hereunder.

Section 5.2         Report of Administrative Agent’s Engineer

Administrative Agent will, at Borrower’s sole expense, retain Administrative Agent’s Engineer of its choice who will review the Plans, the Budget, purchase orders and the various other matters incidental to the construction of the Improvements, all of which must be approved by Administrative Agent’s Engineer, and Administrative Agent shall have no obligation to make additional advances of the Loan after the Initial Closing unless it receives a favorable written report from Administrative Agent’s Engineer with respect to: (i) Borrower’s ability to complete the Improvements in accordance with the Plans for the sum set forth in the Budget; (ii) the present physical condition and the operation of the structure and systems of the Premises, if applicable, and Administrative Agent’s Engineer’s analysis of the expected physical condition and operation upon completion of the Improvements; (iii) Administrative Agent’s Engineer’s review of the Budget for reasonableness as to amounts and timing; and (iv) Administrative Agent’s Engineer’s opinion concerning the percentage of completion of each line item of the Budget and the quality of the work completed to date, if applicable.

Section 5.3         Senior Loans.

The Acquisition Loan, the Building Loan and the Project Loan shall have closed.

Section 5.4         421-a Tax Benefits

Administrative Agent shall have received documentation, in form and substance satisfactory to Administrative Agent, evidencing that the Improvements, when constructed, will qualify for the maximum 421-a Tax Benefits permitted by law, in the form of an opinion of Borrower’s 421-a Tax Benefits counsel addressing such issues as Administrative Agent shall deem appropriate.

Section 5.5         FRESH Benefits

Administrative Agent shall have received documentation, in form and substance satisfactory to Administrative Agent, evidencing that the Improvements, when constructed and leased to a qualifying retail food store, will qualify for the maximum FRESH Benefits permitted by law, in the form of an opinion of Borrower’s FRESH Benefits counsel addressing such issues as Administrative Agent shall deem appropriate.

Section 5.6         Additional Documentation and Information

Administrative Agent shall have received:

(i)    a duly executed certificate of Borrower’s Architect in the form attached hereto as Exhibit E;

(ii)    a duly executed letter from Borrower’s Architect in the form attached here as Exhibit F;

(iii)    a copy of the General Contract, which shall be satisfactory to Administrative Agent in all respects;

(iv)    a duly executed letter from the General Contractor in the form attached hereto as Exhibit C;

(v)    prior to the first advance of the Loan to pay for hard costs, copies of Subcontracts for at least 60% of the total hard costs of the Improvements, together with duly executed letters from the Major Subcontractors thereunder substantially in the form attached hereto as Exhibit D; and

(vi)    such other documentation, information, opinions of counsel, assurances and other items pertaining to Borrower, any Guarantor, the Loan and/or the Premises as are required to be delivered pursuant to the Loan Documents or as Administrative Agent, in its sole but reasonable discretion, may otherwise require, all of which shall be satisfactory to Administrative Agent.

ARTICLE VI
CONDITIONS TO ADMINISTRATIVE AGENT’S AND THE LENDERS’ OBLIGATION
TO MAKE THE FIRST LOAN ADVANCE

Administrative Agent and the Lenders shall not be obligated to make the first advance of the Loan under this Agreement until the conditions set forth in Articles I and V hereof, the applicable conditions of Articles VIII and IX hereof and the following further conditions shall have been satisfied:

ARTICLE V

Section 6.1         Representations, Covenants and Warranties

The representations, covenants and warranties made in Article II and Article III hereof shall be true and correct on and as of the date of the first advance with the same effect as if made on such date; provided that Borrower shall be permitted to update such representations and warranties in writing, so long as such updated state of facts does not constitute an Event of Default hereunder or under the other Loan Documents, and no default beyond any applicable grace or cure period shall exist under this Agreement, the Note, the Pledge and Security Agreement, any other Loan Document, the General Contract or the Senior Loan Agreements;

Section 6.2         Liens

Nothing shall have occurred which could jeopardize the superiority of Administrative Agent’s lien on the Collateral or placed any possible lien of mechanic’s lienors on the Premises;

Section 6.3         Equity Contribution

The Equity Contribution shall have been paid in full in the amounts and with respect to the line items as set forth in the Budget;

Section 6.4         No Fire or Other Casualty; No Structural Defects

The Premises shall not have been damaged by fire or any casualty, and there shall exist no structural defects in the Improvements;

Section 6.5         Additional Information and Documentation

Administrative Agent shall have received:

(i)    if the first advance of the Loan shall not be on the date of the Initial Closing, a notice of title continuation or an endorsement to the Title Policy, indicating that since the last preceding continuation endorsement, there has been no change in the state of title and no survey exceptions not theretofore approved by Administrative Agent, which endorsement shall have the effect of increasing the coverage of the policy (including full coverage against mechanic’s liens) by an amount equal to the advance then made if the policy does not by its own terms provide for such an increase;

(ii)    a Request for Advance and supporting documentation required by Section 1.5;

(iii)    advice from Administrative Agent’s Engineer to the effect that Administrative Agent’s Engineer has reviewed and approved disbursement of the hard costs portion of such Request for Advance;

(iv)    such other or further documents, data or information with respect to the Improvements or Premises as may be otherwise required by this Agreement;

(v)    the UCC-1 Financing Statement with respect to the Collateral, shall be filed in the appropriate public office or delivered to a representative of the title company issuing the UCC Insurance Policy for recording and payment shall have been made for all conveyancing and recording in connection with the settlement of the Loan, and for any filing fees and any transfer or documentary stamp taxes due under any federal, state or municipal law; and

(vi)    The Administrative Agent shall have received a paid UCC Insurance Policy or a valid and enforceable commitment to issue the same, from a company satisfactory to the Administrative Agent in the amount of the Loan (including interest on unpaid interest), together with all accrued and accruing interest on the Loan, and which may be endorsed or assigned to the successors and assigns of the Administrative Agent without additional cost, insuring the lien of the filing of the UCC-1 Financing Statement securing the Pledge and Security Agreement to be a valid first lien on the Collateral, free and clear of all defects, exceptions and encumbrances except such as the Administrative Agent and its counsel shall have approved and a mezzanine endorsement to Senior Borrower’s owners Title Policy, acceptable to Administrative Agent.

Notwithstanding the foregoing, Administrative Agent may, in its sole discretion, authorize the release of an advance without all of the foregoing conditions being satisfied.

ARTICLE VII
CONDITIONS TO ADMINISTRATIVE AGENT’S AND THE LENDERS’ OBLIGATION TO MAKE ADVANCES AFTER THE FIRST ADVANCE

Administrative Agent’s and the Lenders’ obligation to make any advance after the first Loan advance under this Agreement shall be subject to the satisfaction of the following conditions:

Section 7.1         Conditions of First Loan Advance

All conditions of the first Loan advance under this Agreement shall (to the extent applicable to such subsequent advance) be and remain satisfied at the time of any subsequent advance;

Section 7.2         No Default

There shall be no default beyond any applicable grace or cure period under this Agreement, the Senior Loan Agreements, the Senior Loan Mortgages, the Senior Loan Notes, the Note, the Pledge and Security Agreement, or any other Loan Document, or the General Contract, and all such documents shall be in full force and effect;

Section 7.3         Improvements Constructed in Accordance with Plans

The Improvements (or such part thereof as may have been constructed at the time of any Request for Advance) shall have been constructed substantially in accordance with the Plans and shall be located (wholly upon the Land in compliance with all set back and/or side line requirements) in accordance with the site plan originally approved by Administrative Agent, and in this regard Administrative Agent, may at any time, upon reasonable concern, require a perimeter survey showing the location of the Improvements or portion thereof then constructed;

Section 7.4         No Fire or Other Casualty

The Improvements shall not have been injured or damaged by fire or other casualty, unless same is covered by insurance and could be restored promptly so as not to delay completion of the Improvements by the Completion Date;

Section 7.5         Access of the Administrative Agent’s Engineer

Borrower shall have provided, or cause Senior Borrower to provide, Administrative Agent’s Engineer prompt and unrestricted access to the Premises, and copies of all such documents, bills, construction records, change orders, drawings, plans and specifications as Administrative Agent’s Engineer shall require, to enable Administrative Agent’s Engineer to timely review each Request for Advance;

Section 7.6         No Structural Defect

There shall exist no structural defects in the Improvements, which are not in the process of being remedied;

Section 7.7         Draw Request Documentation

Administrative Agent shall have received:

(i)    a notice of title continuation or an endorsement to the Title Policy, indicating that since the last preceding continuation endorsement, there has been no change in the state of title and no survey exceptions not theretofore approved by Administrative Agent, which endorsement shall have the effect of increasing the coverage of the Title Policy (including full coverage against mechanic’s liens) by an amount equal to the advance then made if the Title Policy does not by its own terms provide for such an increase;

(ii)    the Request for Advance and supporting documentation required by Section 1.5; and

(iii)    advice from Administrative Agent’s Engineer to the effect that Administrative Agent’s Engineer has reviewed and approved disbursement of the hard costs portion of such Request for Advance.

Notwithstanding the foregoing, Administrative Agent may, in its sole discretion, authorize the release of an advance without all of the foregoing conditions being satisfied.

Section 7.8         [Intentionally Omitted]

ARTICLE VIII
GENERAL CONDITIONS

The following conditions shall be applicable throughout the term of this Agreement:

Section 8.1         No Waiver

No advance shall constitute a waiver of any of the conditions of Administrative Agent’s and the Lenders’ obligation to make further advances nor, in the event Borrower is unable to satisfy, or to cause Senior Borrower to satisfy, any such condition, shall any such waiver have the effect of precluding Administrative Agent from thereafter declaring such inability to be an Event of Default as hereinabove provided;

Section 8.2         Required Plan and Cost Review

No work has been commenced or shall be commenced with respect to any particular segment of construction until the Plans and a comprehensive cost breakdown for such segment shall have been submitted to Administrative Agent and Administrative Agent’s Engineer, and said Plans and comprehensive cost breakdown has been approved by said parties (the receipt and approval of which Administrative Agent hereby confirms);

Section 8.3         Approval by Administrative Agent

All proceedings taken in connection with the transactions provided for herein, all surveys, appraisals and documents required or contemplated by this Agreement or the Mortgage or the other Loan Documents and the persons responsible for the execution and preparation thereof, the General Contractor, all sureties, guarantors, insurers and the form of the General Contract, and all leases, bonds, guarantees and policies of insurance shall be satisfactory to Administrative Agent, and Administrative Agent’s Counsel shall have received copies (or certified copies where appropriate in such counsel’s judgment) of all documents which they may request in connection therewith. In each case where the approval of Administrative Agent is required hereunder, such approval shall be deemed granted following Administrative Agent’s failure to respond thereto within ten (10) business days after such request has been delivered to Administrative Agent in accordance with the terms hereof, followed by an additional five (5) business days written notice of default which refers specifically to this Section 8.3.

Section 8.4         Budget Shortfall Obligations

If at any time, (a) the cost of any individual line item of the Budget (including both hard and soft costs) exceeds the amount set forth in the Budget for such individual line item, or (b) the cost of completing the Improvements (including, without limitation, anticipated interest under the Loan, the Acquisition Loan, the Building Loan and the Project Loan, and all other hard and soft costs), as determined by Administrative Agent in its sole (but reasonable) discretion (and in a manner consistent with the determination of the Senior Administrative Agent), exceeds the undisbursed portion of the Loan, the Acquisition Loan, the Building Loan and the Project Loan, then Borrower and/or any Guarantor shall, at Administrative Agent’s request, deposit with Senior Administrative Agent (in a manner not duplicative with any Deficiency Amount deposited by Senior Borrower) cash in an amount sufficient to cover the deficiency described in (a) and/or (b) above (a “Deficiency Amount”), after taking into account (i) contingency available for same, as reasonably determined by Administrative Agent’s Engineer, to be based in part on the percentage of completion that has then occurred and otherwise in accordance with this Agreement and the other Loan Documents, (ii) any cost savings documented in accordance with this Agreement and the other Loan Documents and verified by Administrative Agent’s Engineer; and (iii) up to (but not more than) $3,000,000.00 of interest which shall accrue on the Loan pursuant to the Note. There is no “cap” on the obligations described in this Section. The sums deposited by Senior Borrower, Borrower and/or any Guarantor with Senior Administrative Agent under this Section shall be disbursed by Senior Administrative Agent prior to the disbursement of any further Loan, Building Loan or Project Loan advances in the same manner as Loan, Building Loan and Project Loan advances. Notwithstanding the foregoing, provided no monetary or material non-monetary Default or Event of Default exists, the Administrative Agent will consent to the Borrower funding (or causing Senior Borrower to fund) a Deficiency Amount directly in payment of costs of construction of the Improvements in lieu of depositing same with Senior Administrative Agent and/or the Administrative Agent, provided that such sums are fully expended for costs of construction of the Improvements and the Budget is thereafter back in balance within ninety (90) days of the determination of such deficiency, and further provided that no further Loan advance hereunder, and no further Building Loan or Project Loan advances, shall be disbursed until such sums have been expended by Borrower and/or Senior Borrower.

Section 8.5         Conditions for Sole Benefit of Administrative Agent and the Lenders

All conditions to the obligations of the Administrative Agent and the Lenders to make advances hereunder are imposed solely and exclusively for the benefit of Administrative Agent, the Lenders and their participants, successors and assigns and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Administrative Agent or the Lenders will refuse to make advances in the absence of strict compliance with any or all thereof and no other person shall, under any circumstances, be deemed to be the beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Administrative Agent at any time if in its sole discretion it deems it advisable to do so, it being further understood that Administrative Agent, the Lenders and their participants, successors and assigns shall have no obligation to see to it that the Improvements are properly and/or timely completed;

Section 8.6         Notices

All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when sent by certified mail, postage paid, return receipt requested, or by overnight nationwide commercial courier service addressed to the parties as follows:

If to Administrative Agent, to Administrative Agent’s Notice Address;

If to Borrower, to Borrower’s Notice Address;

If to any Guarantor, to such Guarantor’s Notice Address; and

If to Lender, to Lender’s Notice Address.

or at such other address of which it shall notify the party giving such notice in writing. Mailed notices shall not be deemed given or served until three (3) business days after the date of mailing thereof and notices delivered by overnight nationwide commercial courier service shall be deemed given or served one (1) business day after the date of delivery thereof to said courier. Rejection or refusal to accept, or inability to deliver because of changed addresses or because no notice of changed address was given, shall be deemed a receipt of such notice. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by fax or other electronic means as fully as if originally signed. Notices by Borrower or Guarantor to the Lenders shall be deemed given if same have been given to Administrative Agent;

Section 8.7         Amendments

Amendments and Waivers. The Administrative Agent and Borrower may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and the Administrative Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or a consent to a departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Event of Default and its consequences; provided, however, that:

(i)    no such amendment, supplement, modification, waiver or consent shall, without the consent of all of the Lenders (other than any Defaulting Lenders):

(ii)    increase the Loan or subject the Lenders to any additional obligation;

(iii)    extend the Completion Date and/or the Maturity Date;

(iv)    decrease the interest rate (other than waiving the Default Rate; interest on unpaid interest or late fees) or change or forgive the principal amount of, or change the pro rata allocation of payments under, any Note;

(v)    reduce the amount of any fees payable to the Lenders hereunder;

(vi)    postpone any date fixed for any payment of principal of, or interest on, the Loan, or for the payment of fees or any other monetary obligation of Borrower or any Guarantor;

(vii)    sell or dispose of any Collateral for the Loan or release all or any part of the Collateral for the Loan or consent to any proposed or actual sale of the Premises by Senior Borrower, or the proposed sale of the Collateral by Borrower, other than in accordance with the terms of the Loan Documents;

(viii)    reduce the amount of the Equity Contribution as defined in and required under this Agreement;

(ix)    release the obligations of any Guarantor other than in accordance with the terms of the Loan Documents, or permit the transfer of more than 10% of the direct or indirect ownership interest in the Borrower or Senior Borrower other than in accordance with the terms of the Loan Documents;

(x)    amend this Agreement or any other provision of the other Loan Documents as such affects the substance of the definition of “Required Lenders” and the required percentages of Lenders to the amendments, supplements, modifications, waivers and/or consents listed hereinabove or below;

(xi)    consent to any change in the structure or the direct or indirect ownership of Borrower, the Collateral or the Premises, other than a Permitted Transfer, including but not limited to the waiver of any due on sale provision, any assumption of the Loan by any other Person, or any subordinate financing;

(xii)    waive, amend, or modify the insurance requirements contained in the Loan Documents in any material respect;

(xiii)    approve or adopt any plan of bankruptcy, reorganization, restructuring or similar event in an insolvency proceeding with respect to Senior Borrower, Borrower or any Guarantor;

(xiv)    declare the Loan due and payable except as required pursuant to the Loan Documents or by applicable Legal Requirements;

(xv)    take possession of, foreclose or accept a transfer and/or assignment of the Collateral or any material portion thereof in lieu of foreclosure, or thereafter sell or dispose of any material portion of the Collateral;

(xvi)    accept a discounted payoff of the Loan;

(xvii)    consent to any additional mezzanine or other subordinate financing with respect to the direct or indirect equity holders of the Borrower and/or the Senior Borrower (to the extent not expressly permitted under the Loan Documents);

(xviii)    waive, amend or modify any cash management or reserve account requirements contained in the Loan Documents;

(xix)    subordinate the lien or payment priority of any Loan Documents;

(xx)    waive any “due-on-sale” or “due-on-encumbrance” clause with respect to the Loan; or

(xxi)    without the consent of the Required Lenders, Administrative Agent shall not (a) consent to a change in the Budget if such change results in an increase thereof of $2,000,000.00 or more in the aggregate throughout the Project (except that no such consent is required with respect to Change Orders approved under the Loan Documents and/or Budget increases with respect to which Senior Borrower and/or Borrower has contributed cash equity sufficient to maintain the Budget in balance), (b) consent to a change in any required rental hurdles for residential apartment units by 20% or more in the aggregate (c) grant a waiver for longer than ninety (90) days with respect to (x) achievement of apartment rental hurdles or (y) cost increases of 5% or more of the Budget (in the aggregate) (except that no such consent shall be required with respect to Change Orders approved under the Loan Documents and/or Budget increases with respect to which Senior Borrower and/or Borrower has contributed cash equity sufficient to maintain the Budget in balance), (d) waive the existence of a lien of $500,000.00 or more not otherwise permitted under the Loan Documents, (e) waive for more than thirty (30) days an Event of Default resulting from the cessation of construction of the Improvements.

Provisions Affecting Amendments and Waivers. (i) Any such amendment, supplement, modification or waiver shall apply equally to each of the Lenders and shall be binding upon the parties to the applicable Loan Document, the Lenders, the Administrative Agent and all future holders of the Note. In the case of any waiver, the parties to the applicable Loan Document, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Note and other Loan Documents to the extent provided for in such waiver, and any Event of Default waived shall not extend to any subsequent or other Event of Default, or impair any right consequent thereon. The Loan Documents may not be amended orally or by any course of conduct.

(xxii)    To the extent any consent is requested under this Agreement or the other Loan Documents, Administrative Agent will provide the Lenders with written notice of any request, item, or other matter requiring such consent, along with such other materials and/or information which Administrative Agent has been provided with by the Borrower and/or the Borrower’s agents and representatives in such regard. To the extent a Lender does not provide a response approving or denying such request within a period of time equal to the shorter of (i) five (5) Business Days of receipt of such notice, or (ii) such period of time afforded to the Administrative Agent to respond to the Borrower under the Loan Documents, as applicable and as the context may require, the request shall be deemed to be approved by such Lender.

Parties Benefiting from this Section. The provisions of this Section are for the benefit of the Administrative Agent and the Lenders only, and not for the benefit of Senior Administrative Agent, Senior Lender, Senior Borrower and/or Borrower.

Provisions of this Section Binding on All Loan Documents. Notwithstanding anything set forth in any other Loan Document and for the avoidance of doubt, it is expressly agreed that the provisions of this Section 8.7 shall control any amendment, supplement, modification, waiver or consent of any other Loan Document.

Section 8.8         Requirement for Lien Free Completion

Subject to the express provisions of this Agreement, including, without limitation, Section 1.3(d)(iii), Administrative Agent and the Lenders shall not be obligated to advance any sums for construction of the Improvements hereunder unless Administrative Agent is satisfied that the Improvements will be completed, lien free substantially in accordance with the Plans for the sum set forth in the Budget approved by Administrative Agent within the time period required by this Agreement prior to the Completion Date and sufficient to satisfy the 421-a Requirements and to cause the Premises to obtain the 421-a Tax Benefits;

Section 8.9         Assignments and Participations

Administrative Agent and the Lenders shall have the right to assign the Loan and to invite participants, to participate in portions of the Loan, without consent. and Borrower agrees to execute any documents reasonably requested by Administrative Agent to effectuate such assignments and participations, all as more particularly set forth below:

(a)    Binding Obligations; No Assignment by Borrower. The Loan Documents shall be binding upon and inure to the benefit of Borrower, the Lenders, the Administrative Agent, all future holders of the Note and their respective successors and assigns, except that Borrower may not assign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Administrative Agent and the Required Lenders.

(b)    Assignments. Each Lender shall have the right at any time, upon written notice to the Administrative Agent of its intent to do so, to sell, assign, transfer or negotiate all or any part of such Lender’s rights under the Loan Documents to (1) one or more of its Affiliates (provided the Affiliate has adequate resources to thereafter fund its obligations under the Loan Documents), (2) to one or more of the other Lenders (or to Affiliates (provided the Affiliate has adequate resources to thereafter fund its obligations under the Loan Documents) of such other Lenders), or (3) with the prior written consent of the Administrative Agent, but without the consent of Borrower. For each assignment, the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording an Assignment and Acceptance Agreement. Upon such execution, delivery, acceptance and recording by the Administrative Agent, from and after the effective date specified in such Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and a party under this Agreement and under the other Loan Documents and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall, subject to the terms of this Section, be released from its obligations under the Loan Documents. Borrower agrees upon written request of the Administrative Agent to execute and deliver (1) to such assignee, Note(s), each dated the effective date of such Assignment and Acceptance Agreement, in the aggregate principal amount equal to the respective interest in the Loan or portion thereof assigned to such assignee, (2) to such assignor Lender (if less than all of such Lender’s interests in the Loan are assigned), Note(s), each dated the effective date of such Assignment and Acceptance Agreement, in the aggregate principal amount equal to the balance of such assignor Lender’s interest in the Loan and (3) to the Administrative Agent, if required by it, amendments to this Agreement identifying the new Lender’s interest in the Loan. It is intended that each such new Note shall, upon the effective date of such assignment, amend and restate the indebtedness under the Note they replace. It shall be in the discretion of the Administrative Agent to obtain the new Note if the assignee Lender does not require such new Note. The issuance of such replacement Note and/or the surrender of the Note so replaced shall not be deemed the making of new advances, nor shall it be construed as evidence of the payment or prepayment of the indebtedness that is restated by such new Note. Upon any such sale, assignment or other transfer, the Administrative Agent shall adjust its records to reflect the new Committed Amounts of each Lender and shall deliver notice to Borrower and each Lender reflecting (i) such new Committed Amounts, (ii) the office of each Lender, and (iii) the address for notices of each Lender. Each party shall be responsible for its own legal fees and expenses in connection with an assignment.

(c)    Participations. Each Lender may grant participations in all or any part of its interest in the Loan, its Note and its Committed Amount to one or more of its Affiliates, or, with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld) to one or more Person, other than a Prohibited Person, provided that such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties to the Loan Documents for the performance of such obligations, Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Borrower shall not, at any time, be obligated to pay any participant in any interest of any Lender hereunder any sum in excess of the sum which Borrower would have been obligated to pay to such Lender in respect of such interest had such Lender not sold such participation.

(d)    Obligations after Assignment. No Lender shall, as between and among Borrower, the Administrative Agent and such Lender, be relieved of any of its obligations under the Loan Documents as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of its Loan, its Committed Amount or its Note, except that a Lender shall be relieved of its obligations to the extent of any such sale, assignment, transfer, or negotiation of all or any part of its portion of the Loan, its Committed Amount or its Note pursuant to subsection (b) above.

(e)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the principal office a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 8.10         Copies of Notices of Violations to Administrative Agent

Borrower shall promptly deliver, or shall cause Senior Borrower to deliver, to Administrative Agent true and complete copies of all notes, notices or other communications received from any Governmental Authority respecting the failure of the Premises to comply in all material respects with any with any requirement of Local or Governmental Authority;

Section 8.11         Reports and Approvals for Sole Benefit of Administrative Agent and the Lenders

All reports and approvals of Administrative Agent’s Engineer and environmental engineer, including, but not limited to, the reports with respect to the existing and proposed Improvements and the structural integrity thereof, and the environmental status thereof, shall be for Administrative Agent’s and the Lenders’ purposes only (although Senior Borrower and/or Borrower shall be entitled to receive copies thereof), it being understood that such reports and approvals shall not be deemed to be for the benefit of Borrower, any tenant or purchaser of all or a portion of the Premises or any party other than Administrative Agent, the Lenders and their participants, successors and assigns, and, it being further understood that neither Administrative Agent, the Lenders, their participants, their successors and assigns, Administrative Agent’s Engineer, nor its environmental engineer shall have any liability to any party by reason of any such report or approval or by reason of Administrative Agent’s acceptance or rejection thereof;

Section 8.12         Compliance with Laws

The Premises, the proposed use thereof and the construction of the Improvements must at all times comply with all codes, laws, ordinances, rules and regulations of all Governmental Authorities claiming or having jurisdiction over same, including, without limitation, all zoning, subdivision, building and environmental matters and laws pertaining to persons with handicaps, it being understood that Borrower and its agents must comply, or cause Senior Borrower to comply, with all of the foregoing. Borrower agrees to indemnify Administrative Agent and the Lenders and hold Administrative Agent and the Lenders harmless with respect to any claims against Administrative Agent or a Lender relating to the Loan, the Premises, the Collateral or the Improvements, including, but not limited to, the construction of the Improvements and the proposed or actual use thereof. There must be no action or proceeding pending before any court, quasi-judicial body or administrative agency relative to the Loan, the Premises, the Collateral or any part thereof, or the proposed construction of the Improvements or the proposed or actual use of the Premises (which, in any such case, would likely have a Material Adverse Effect on the Borrower, the Collateral and/or the Premises) that is not being contested in good faith by Borrower or Senior Borrower. The Premises must be separately assessed from any other property. Borrower must also provide Administrative Agent with evidence that the proposed Improvements, when completed, will comply, with all applicable zoning, environmental, fire and building codes and Administrative Agent must receive such certificates, opinions of counsel and assurances as it may deem appropriate with respect to compliance with all applicable building, zoning, environmental, fire and other codes, laws, regulations and ordinances, and any restrictions relating to the 421-a Tax Benefits.

ARTICLE IX
PARTICULAR PROVISIONS

The foregoing Articles of this Agreement are subject to the following further provisions:

Section 9.1         Approval by Administrative Agent’s Engineer

The Administrative Agent and the Lenders shall not be obligated to make advances hereunder unless (a) Administrative Agent’s Engineer, acting reasonably (and in a manner consistent with the Senior Administrative Agent), approves each Request for Advance and, subject to and in accordance with the terms hereof, confirms that the Improvements theretofore constructed have been constructed in accordance with the terms of this Agreement and (b) Administrative Agent shall at all times have first priority security interest in the Collateral for the full amount of the Loan;

Section 9.2         [Intentionally Deleted].

Section 9.3         No Assignment

Borrower shall not assign or transfer its rights or obligations hereunder without the prior written consent of Administrative Agent, other than in connection with a Permitted Transfer;

Section 9.4         Jurisdiction

Borrower irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document. Borrower hereby agrees that Administrative Agent shall have the option in its sole discretion to lay the venue of any such suit, action or proceeding in the courts of the State of New York sitting in New York City or the federal District Court for the Eastern District of New York or Southern District of New York, and irrevocably waives to the fullest extent permitted by law any objection which Borrower may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient form. Borrower agrees that a final judgment of any such suit, action or proceeding brought in such a court shall be conclusive and binding upon Borrower;

Section 9.5         Service of Process

Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by first class mail, return receipt requested, or by overnight courier service, to the address of Borrower set forth in or referred to in Section 8.6. Borrower hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of Administrative Agent to serve process in any manner permitted by law.

Section 9.6         WAIVER OF TRIAL BY JURY

ADMINISTRATIVE AGENT, THE LENDERS AND BORROWER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF ADMINISTRATIVE AGENT OR THE LENDERS, OR COUNSEL TO ADMINISTRATIVE AGENT OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. BORROWER ACKNOWLEDGES THAT ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

Section 9.7         Governing Law

This Agreement shall, without regard to place of contract or payment, be construed and enforced according to the laws of the State of New York, without giving effect to its principles of conflicts of laws;

Section 9.8         Severability

In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall, at the option of Administrative Agent, not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein;

Section 9.9         Headings Descriptive

Section headings have been inserted in this Agreement and the other Loan Documents for convenience only and shall in no way affect the meaning or construction of any provision hereof or thereof;

Section 9.10         Counterparts

This Agreement and the other Loan Documents may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of this Agreement or any other Loan Document to produce or account for more than one counterpart signed by the party to be charged;

Section 9.11         Definitions Include Amendments

Definitions contained in this Agreement which identify documents, including the other Loan Documents, shall be deemed to include all amendments and supplements to such documents entered into from time to time with the consent of Administrative Agent. Reference to this Agreement in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

ARTICLE X

SENIOR LOAN PROVISIONS

Section 10.1         Compliance with Senior Loan Documents

Borrower shall cause Senior Borrower to: (i) pay all principal, interest, reserves, deposits and other sums required to be paid by Senior Borrower under and pursuant to the provisions of the Senior Loan Documents; (ii) diligently perform and observe all of the terms, covenants and conditions of the Senior Loan Documents on the part of Senior Borrower to be performed and observed; (iii) promptly deliver to Administrative Agent a true and complete copy of any notice by Senior Administrative Agent to Senior Borrower, Borrower, or Guarantor of any default by Senior Borrower under the Senior Loan Documents and of any other material written correspondence (including electronically transmitted items) given or received by Senior Borrower or Guarantor to or from the Senior Administrative Agent, any Senior Lender or its or their agents; (iv) provide Administrative Agent with a copy of any amendment or modification of, or waiver or consent granted under, the Senior Loan Documents within five (5) days after its receipt thereof; (v) not amend, modify, enter into or be bound by any Senior Loan Document without the prior approval of Administrative Agent (other than with respect to ministerial, non-material modifications or amendments) and (vi) deliver to Administrative Agent all of the financial statements, reports, certificates and related items delivered or required to be delivered by Senior Borrower to Senior Administrative Agent under the Senior Loan Documents as and when due under the Senior Loan Documents. Without limiting the foregoing, Borrower shall cause Senior Borrower to fund all reserves and deposits required to be funded pursuant to the Senior Loan Documents.

Section 10.2         Additional Representations and Warranties

Borrower hereby represents and warrants that (i) the outstanding aggregate principal balance of the Senior Loan, as of the date of this Agreement, is $36,985,000.00, (ii) no default, breach, violation or Event of Default has occurred under (and as defined in) the Senior Loan Documents which remains uncured or unwaived, and no circumstance, event or condition has occurred or exists which, with the giving of notice and/or the passage of time would constitute an Event of Default under (and as defined in) the Senior Loan Documents and (iii) each and every representation and warranty of Senior Borrower contained in any one or more of the Senior Loan Documents is true, correct and complete in all material respects as of the date hereof.

Section 10.3         Senior Loan Defaults

(a)    Borrower agrees to notify Administrative Agent promptly upon the occurrence of any Senior Loan Event of Default. If any Senior Loan Event of Default occurs, Borrower agrees that Administrative Agent shall have the immediate right, subject to the terms of the Senior Loan Documents and the Intercreditor Agreement, without prior notice to Borrower, but shall be under no obligation to (i) pay all or any part of the Senior Loan and any other sums that are then due and payable, and perform any act or take any action on behalf of Borrower and/or Senior Borrower as may be appropriate, to cause all of the terms, covenants and conditions of the Senior Loan Documents on the part of Senior Borrower to be performed or observed thereunder to be promptly performed or observed, and (ii) pay any other amounts and take any other action as Administrative Agent, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral, for the account of Borrower. Borrower shall not impede, interfere with, hinder or delay, and shall not permit Senior Borrower to impede, interfere with, hinder or delay, any effort or action on the part of Administrative Agent to cure any Senior Loan Event of Default or asserted Senior Loan Event of Default, or to otherwise protect or preserve Administrative Agent’s interests in the Loan and the Collateral following a Senior Loan Event of Default or asserted Senior Loan Event of Default.

(b)    Borrower, on behalf of Senior Borrower, hereby grants Administrative Agent and its designees the right to enter upon the Premises, subject to the rights of Senior Administrative Agent, the terms of the Senior Loan Documents, at any time following the occurrence and during the continuance of any Senior Loan Event of Default, or the assertion by Senior Lender that a Senior Loan Event of Default has occurred, for the purpose of taking any such action or to appear in, defend or bring any action or proceeding to protect Lender’s interest. Administrative Agent may take such action as Administrative Agent deems reasonably necessary or desirable to carry out the intents and purposes of this subsection (including communicating with Senior Lender with respect to any Senior Loan Events of Default), without prior notice to, or consent from, Borrower or Senior Borrower. Neither Administrative Agent nor Lender shall have any obligation to complete any cure or attempted cure undertaken or commenced by Administrative Agent or Lender.

(c)    All sums so paid and the costs and expenses incurred by Administrative Agent in exercising rights under this Section 10.3 (including its reasonable attorneys’ fees and costs) (i) shall constitute additional Advances of the Loan, increase the unpaid principal amount of the Loan, bear interest at the then applicable interest rate hereunder (including interest on unpaid interest, compounded monthly) and be added to the Indebtedness, (ii) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Administrative Agent, as same may accrue under the Note, including interest on unpaid interest, and (iii) shall be evidenced by the Note and secured by the Pledge and Security Agreement and the other Loan Documents. Borrower hereby indemnifies Administrative Agent and Lender from and against all losses, out-of-pocket expenses, damages, claims and causes of action, including reasonable attorneys’ fees, costs and expenses, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or Lender as a result of the foregoing actions. In the event that Administrative Agent makes any payment in respect of the Senior Loan, Administrative Agent shall be subrogated to all of the rights of Senior Lender under the Senior Loan Documents against the Premises, in addition to all other rights it may have under the Loan Documents.

(d)    If Administrative Agent shall receive a copy of any notice of a Senior Loan Event of Default sent by Senior Administrative Agent or Senior Lender, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Administrative Agent and/or Lender arising out of Administrative Agent and/or Lender’s exercise of its rights and remedies provided in this Section 10.3, except for Administrative Agent’s or any Lender’s gross negligence or willful misconduct.

Section 10.4         Acquisition of the Senior Loan

None of Borrower, Senior Borrower, Guarantor, or any Affiliate of any of the foregoing shall acquire or agree to acquire the Senior Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Senior Loan, via purchase, transfer, exchange, operation of law, or otherwise, and any breach or attempted breach of this Section 10.4 shall constitute an immediate and uncurable Event of Default hereunder. If, solely by operation of applicable subrogation law, Borrower, Senior Borrower, Guarantor, or any Affiliate of any of the foregoing shall have failed to comply with the foregoing, then Borrower shall (i) immediately notify Administrative Agent of such failure, and (ii) cause any and all such prohibited parties acquiring any interest in the Senior Loan Documents (A) not to enforce the Senior Loan Documents, and (B) upon the request of Administrative Agent, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly (1) cancel the Senior Notes evidencing the Senior Loan, (2) reconvey and release the Liens securing the Senior Loan and any other collateral under the Senior Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Senior Loan Documents.

Section 10.5         Refinancing of the Senior Loan

Borrower shall not make or permit to be made (whether by Senior Borrower or any other Person) any refinancing of the Senior Loan without the prior written consent of Administrative Agent, which consent may be granted or withheld by Administrative Agent in its sole and absolute discretion; provided, however, that no consent shall be required so long as, simultaneously therewith, Borrower prepays in full the entire outstanding principal balance of the Loan and all interest which has accrued thereon (including interest on unpaid interest), together with all Minimum Interest (if applicable) and the Exit Fee and any other amounts payable under the Loan Documents. Without limiting the foregoing, any sums that would otherwise be payable to Senior Borrower or distributable to Borrower, after payment of all amounts owed under the Senior Loan Documents, in connection with the refinancing of the Senior Loan (including any refund of reserves and escrows on deposit with Senior Lender), shall be immediately remitted by Borrower to Lender up to the amount necessary to fully repay the Indebtedness.

Section 10.6         Intercreditor Agreement

Borrower hereby acknowledges and agrees that any intercreditor agreement entered into between Lender and Senior Lender (including, without limitation, the Intercreditor Agreement) will be solely for the benefit of Lender and Senior Lender, and that neither Borrower nor Senior Borrower shall be third-party beneficiaries (intended or otherwise) of any of the provisions therein, have any rights thereunder, or be entitled to rely on any of the provisions contained therein. Lender and Senior Lender have no obligation to disclose to Borrower or Senior Borrower the contents of any such intercreditor agreement (including, without limitation, the Intercreditor Agreement), or to any amendments or modifications thereof, which may be made without Borrower’s or Senior Borrower’s consent. Borrower’s obligations hereunder are and will be independent of any such intercreditor agreement (including, without limitation, the Intercreditor Agreement) and shall remain unmodified by the terms and provisions thereof.

Section 10.7         Payments to Lender

Notwithstanding anything to the contrary contained in this Agreement, the Loan Documents, and/or the Senior Loan Documents, the parties hereto acknowledge and agree that, as to any clause or provision contained in this Agreement, the other Loan Documents, and/or the Senior Loan Documents to the effect that payments, distributions, or other similar effect are to be made by Senior Borrower (as opposed to Borrower) to Lender or applied to the Loan, such clause or provision shall be deemed to mean, and shall be construed as meaning, that Lender, Senior Lender or a thirty party shall pay to Senior Borrower, and Senior Borrower shall then immediately distribute to Borrower, its sole member, pursuant to and in accordance with the organizational documents of Senior Borrower and Borrower, which distribution shall be immediately payable to Lender, and any such clause or provision shall not be construed as meaning that Borrower and/or Senior Borrower is acting on behalf of, holding out its credit for, or paying the obligations of, the other, as applicable, directly or in any other manner that would violate any of the Single Purpose Bankruptcy Remote Entity covenants contained in this Agreement or other similar covenants contained in Borrower’s organizational documents or Senior Borrower’s organizational documents, respectively.

Section 10.8         Independent Approval Rights

If any action, proposed action or other decision is consented to or approved by Senior Administrative Agent and/or Senior Lender, such consent or approval shall not be binding or controlling on Administrative Agent or Lenders. Borrower hereby acknowledges and agrees that (i) the risks of Senior Lender in making the Senior Loan are different from the risks of Lender in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval, Senior Administrative Agent, Senior Lender and Administrative Agent may reasonably reach different conclusions, and (iii) Administrative Agent has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view, but subject to the standards of consent set forth herein. Furthermore, the denial by Administrative Agent of a requested consent or approval shall not create any liability or other obligation of Administrative Agent if the denial of such consent or approval results directly or indirectly in a Senior Loan Event of Default, and Borrower hereby waives any claim of liability against Administrative Agent arising from any such denial unless Administrative Agent has not complied with any applicable standard for consent.

Section 10.9         Senior Loan Estoppels

Borrower shall cause Senior Borrower to, from time to time, no more than one (1) time per calendar year unless an Event of Default exists, use reasonable efforts to obtain from Senior Lender such certificates of estoppel with respect to compliance by Senior Borrower with the terms of the Senior Loan Documents as may be reasonably requested by Administrative Agent. In the event or to the extent that either of Senior Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, or is legally obligated to deliver such certificates of estoppel but breaches such obligation, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Administrative Agent an estoppel executed by Borrower and Senior Borrower expressly representing to Administrative Agent the information reasonably requested by Administrative Agent regarding compliance by Senior Borrower with the terms of the Senior Loan Documents.

Section 10.10         Advances for Obligations

Proceeds of the Loan may be used to pay interest and any other sums due and payable with respect to (i) the Loan or pursuant to any Loan Documents, other than interest on unpaid interest which shall be required to accrue in the manner set forth in the Note (including interest on unpaid interest, compounded monthly), (ii) the Acquisition Loan or pursuant to any Acquisition Loan Documents, (iii) the Building Loan or pursuant to any Building Loan Documents, and (iv) the Project Loan or pursuant to any Project Loan Documents, in each case subject to the terms and conditions of this Agreement, including, without limitation, the availability in the Budget of Loan proceeds. Notwithstanding anything in this Agreement which may be to the contrary, Administrative Agent shall at all times have the right (but not the obligation), by its own action, to make Advances for the purpose of paying interest, fees and any other sums then due and payable to Administrative Agent with respect to the Loan or pursuant to any Loan Documents, other than interest on unpaid interest which shall accrue and be paid in the manner set forth in the Note.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this          Agreement as of the day and year first above written, the execution hereof by Borrower constituting (a) a certification by Borrower that the representations, covenants and warranties made in Article II and Article III and elsewhere herein are true and correct as of the date hereof, and (b) the undertaking of Borrower that each Request for Advance shall constitute the affirmation on their part that at the time thereof said representations, covenants and warranties are true and correct in all material respects. Borrower, by signing below, hereby agree to be bound by the terms and provisions of this Agreement which it is specifically required to perform.

BORROWER:

DEAN MEMBER LLC, a Delaware limited liability company

By:
Name:	David Bistricer
Title:	Authorized Signatory

[Signature page for Mezzanine

Loan Agreement continued]

ADMINISTRATIVE AGENT AND A LENDER:	BADF 953 DEAN STREET LENDER LLC,
as Administrative Agent and a Lender

By:
		Name:	Eyal Epstein
		Title:	Authorized Signatory

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the ____ day of August in the year 2023 before me, the undersigned, personally appeared Eyal Epstein, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

SCHEDULE A

LEGAL DESCRIPTION

SCHEDULE B

BUDGET

SCHEDULE C

COMMITTED AMOUNTS

BADF 953 Dean Street Lender LLC, as Administrative Agent and as a Lender:

Committed Amounts of the Loan:	$8,000,000.00

Percentage of the Loan:	100%

EXHIBIT A

REQUEST FOR ADVANCE

______________, 202_

BADF 953 Dean Street Lender LLC
c/o Aviv Arava Management LLC
123 5th Avenue, 4th Floor

New York, New York 10003
Attention:         Ben Harlev

Re:	$8,000,000.00 Mezzanine Loan to Dean Member LLC relating to 953 Dean Street, Brooklyn, New York (the “Mezzanine Loan”)

Borrower: Dean Member LLC General Contractor: Twin Group Associates Inc. Request for Advance Number _____.

Gentlemen:

Reference is made to that certain Mezzanine Loan Agreement, dated as of August 10, 2023 between BADF 953 Dean Street Lender LLC, as Administrative Agent, the Lenders party thereto, and the undersigned (as amended from time to time, the “Mezzanine Loan Agreement”). Terms not defined in this Request for Advance shall have the same meaning as in the Mezzanine Loan Agreement.

This Request for Advance shall constitute Request for Advance No. ___ under the Mezzanine Loan Agreement.

Current costs of the Improvements included in the Budget with respect to Building Loan Costs which the Borrower requests be funded from the Mezzanine Loan are $_________________ (the “Disbursement Request”). In accordance with the Mezzanine Loan Agreement, the undersigned hereby requests funding of the Disbursement Request. Information with respect to the Disbursement Request is as follows:

1.	The date of the advance of the Mezzanine Loan is ______________.

2.

After giving effect to this requested advance, the aggregate amount of the Mezzanine Loan outstanding shall be $_____________ and the aggregate unadvanced amount of the Mezzanine Loan shall be $________________.

Attached to this Request for Advance are the following items:

1.

AIA Documents G702 and G703 (Application and Certificate for Payment and Continuation Sheet, respectively) for each Subcontractor and the General Contractor who is included in the Disbursement Request.

2.	Schedule A, the Budget, which shows how much of each line item of hard and soft costs comprises a portion of the Disbursement Request.

3.	Copies of all vouchers, invoices and other backup material relating to this Request for Advance, to the extent not previously delivered to you.

4.

Copies of lien waivers, in the form of Exhibit B to the Mezzanine Loan Agreement, from each Subcontractor and the General Contractor with respect to amounts paid to such Subcontractor and the General Contractor from the proceeds of prior advances and for which a lien waiver has not previously been delivered to Administrative Agent.

5.

A schedule, prepared by the Senior Borrower or Borrower, identifying the Subcontractors to be paid from the proceeds of such advance, or setting forth the amount to be paid to the General Contractor, stating (A) the line item of the Budget to which the payments to each Subcontractor or the General Contractor is allocated, and (B) the total amounts of all such payments under each line item of the Budget included in such request for advance.

6.	From each Subcontractor and the General Contractor who is to be paid from the proceeds of such advance:

(i)         a copy of the payment request to the Borrower or Senior Borrower from such Subcontractor or the General Contractor;

(ii)         copies of all invoices from each trade Subcontractor or the General Contractor to be paid from such advance; and

(iii)         a certification of each Subcontractor or the General Contractor, as the case may be, that (A) all work described in such payment request, or all materials supplied, as the case may be, has been performed or supplied, (B) any Subcontractor or the General Contractor whose work is covered by the requested advance has been paid for all work performed by such Subcontractor or the General Contractor, or shall be paid within thirty (30) days from the receipt of the amount in such payment request, and (C) lien waivers in the form of Exhibit B to the Mezzanine Loan Agreement shall be provided to Borrower and/or Senior Borrower from the General Contractor or such Subcontractor within 30 days from the date that such payment is made to the General Contractor or such Subcontractor.

7.	Copies of all Change Orders not previously delivered to Administrative Agent, the payment of which is included in such request for advance.

8.

If the advance or part thereof is for materials not yet incorporated into the Improvements (“Stored Materials”), a certification of the Borrower describing the Stored Materials and setting forth the location of such Stored Materials, and confirming the lien and security interest in favor of Administrative Agent in such Stored Materials.

In connection with the requested advance, the Borrower hereby certifies that the following are true and correct:

1.	The facts set forth in each Application and Certificate for Payment (AIA Document G702) and in Schedule A.

2.

Except for contractors who are to be paid from proceeds of this requested advance, there are no outstanding indebtednesses of the undersigned for labor, wages or materials in connection with the construction of the Improvements that could become the basis of a lien on the Premises.

3.	In the judgment of the undersigned, the Improvements are _____% complete and can be completed on time before the Completion Date for not more than the sums set forth in the Budget.

4.

The undersigned is not in default under any of the terms and conditions of the Loan Documents (as defined in the Mezzanine Loan Agreement) and, subject to Section 6.1 of the Mezzanine Loan Agreement, all representations in Article II of the Mezzanine Loan Agreement are true and correct as of the date hereof.

5.

The undersigned has previously paid to all parties for whom Mezzanine Loan advances had been sought the full amount of sums advanced by Administrative Agent. All sums advanced under this Request for Advance shall be promptly paid to the parties for whom payment is sought, and in no event later than twenty (20) days from the date hereof.

6.

All Change Orders entered into to the date of this Request for Advance have been submitted to Administrative Agent and Administrative Agent’s Engineer and have been approved by Administrative Agent and Administrative Agent’s Engineer to the extent such approval is required by the terms of the Mezzanine Loan Agreement.

7.

The Borrower is maintaining in effect all insurance which it is required to maintain pursuant to the Senior Mortgages, and is requiring all contractors and subcontractors to maintain in effect the insurance required pursuant to the Senior Mortgages.

The undersigned requests that the requested advance be paid to Senior Borrower’s account at Valley National Bank (account number ___________________).

DEAN MEMBER LLC, a Delaware limited liability company

By:
	Name:	David Bistricer
	Title:	Authorized Signatory

Date of this Request:         ___________
Advance No.:         ___________

SCHEDULE A – DISBURSEMENT REQUEST SUMMARY HARD COSTS
	A	B	C	D	E	F
Budget Line Item	Budgeted Amount	Total Obligations Incurred To Date	Total of Previous Advances	Total Retainage To Date	Disburse- ment Request	Balance of Budgeted Amount

TOTAL HARD COSTS:	$_____________

TOTAL DISBURSEMENT REQUEST	$_____________

EXHIBIT B

FORM OF LIEN WAIVER

Owner:	_____________________	Date:	__________

Contractor:	_____________________

Block:	_____

Lot:	_____

KNOW ALL MEN BY THESE PRESENTS, that the Contractor, for the consideration described below received or to be received and in consideration of these presents, being a contractor or sub-contractor for certain improvements to the real property described on the attached Schedule A or relating to off-site improvements to be undertaken for the benefit of said real property do hereby certify:

1.         That the undersigned Contractor has received payment in the sum of $_______________ through ___________, ______ (the “Waiver Date”)1 for services rendered, work performed or materials furnished which constitutes all amounts due through said date for same (except for retainage of $______________);

2.         As of the Waiver Date, (i) there remains to be paid under our contract the sum of $________________ for work to be hereafter performed, and (ii) the work to be performed under our contract is ____% complete.

The undersigned Contractor hereby covenants and agrees not to claim or file a mechanic’s or other lien against the aforesaid real property or any part thereof for services rendered, work performed or materials furnished as described in (1) above, and does hereby waive and release all of the liens and claims of lien which it may have on the above-mentioned lot, land, buildings and appurtenance pursuant to the laws and Constitution of the State of New York by virtue of said services rendered, work performed or materials furnished as of the Waiver Date.

1  This date should be no earlier than the date of the last advance.

IN WITNESS WHEREOF, we have hereunto set our hands and seals, this _____ day of _____________, _____.

Signed, sealed and delivered in presence of	CONTRACTOR:

By:
Name:
Title:

-

STATE OF NEW YORK         )

COUNTY OF ___________         ) ss.:

On the ____ day of _______________ in the year ____ before me, the undersigned, a notary public in and for said State, personally appeared ________________________________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

SCHEDULE A

Legal Description of Premises

EXHIBIT C

LETTER OF BORROWER’S GENERAL CONTRACTOR

[see attached]

EXHIBIT D

LETTER OF MAJOR SUBCONTRACTORS

[see attached]

EXHIBIT E

CERTIFICATE OF BORROWER’S ARCHITECT

[see attached]

EXHIBIT F

LETTER OF BORROWER’S ARCHITECT

[see attached]